Filed Pursuant to Rule 424(b)(2)
Registration No. 333-186938

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
4.875% Senior Notes due 2020	$500,000,000	$68,200
5.375% Senior Notes due 2023	$1,000,000,000	$136,400

(1)	Calculated pursuant to Rule 457(r) under the Securities Act at the statutory rate of $136.40 per $1,000,000 of securities registered and relating to the Registration Statement on Form S-3ASR (No. 333-186938) filed by Equinix, Inc. on February 28, 2013

Prospectus

Equinix, Inc.

$500,000,000 4.875% Senior Notes due 2020

Issue Price 100%

$1,000,000,000 5.375% Senior Notes due 2023

Issue Price 100%

Interest payable April 1 and October 1.

We are offering $500,000,000 aggregate principal amount of 4.875% Senior Notes due 2020 (the “2020 notes”) and $1,000,000,000 aggregate principal amount of 5.375% Senior Notes due 2023 (the “2023 notes” and together with the 2020 notes, the “notes”). The 2020 notes will mature on April 1, 2020 and the 2023 notes will mature on April 1, 2023. Interest will accrue on the notes from March 5, 2013 and the first interest payment date will be October 1, 2013. We may redeem all or a part of the 2020 notes on or after April 1, 2017 and the 2023 notes on or after April 1, 2018, on any one or more occasions, at the redemption prices set forth under “Description of Notes—Redemption,” plus accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date. In addition, at any time prior to April 1, 2016, we may on any one or more occasions redeem up to 35% of the aggregate principal amount of each of the 2020 notes and the 2023 notes outstanding under the respective indenture with the net cash proceeds of one or more equity offerings. At any time prior to April 1, 2017 with respect to the 2020 notes and April 1, 2018 with respect to the 2023 notes, we may also redeem all or a part of the notes at a redemption price equal to 100% of the principal amount of notes redeemed plus a “make-whole” premium as of, and accrued and unpaid interest, if any, to, but not including, the date of redemption. We intend to use the net proceeds of the offering to redeem our outstanding 8.125% senior notes due 2018 pursuant to the optional redemption provisions of such notes and for general corporate purposes, which may include capital expenditures, distributions to our stockholders in connection with our proposed conversion to a real estate investment trust, working capital and potential acquisitions and strategic transactions.

The notes will be our general senior obligations and will rank equal in right of payment to all of our existing and future senior indebtedness. Upon a change in control, we will be required to make an offer to purchase each holder’s notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase.

The notes will not be guaranteed by any of our subsidiaries. The obligations to make payments of principal and interest on the notes are solely our obligations. Therefore, the notes will be structurally subordinated to any obligation of our subsidiaries that are not guarantors.

We have not applied, and do not intend to apply, for the listing of the notes on any exchange or automated dealer quotation system. Currently, there is no public market for the notes.

Investing in the notes involves risks. See “Risk Factors” beginning on page 13 of this prospectus.

	Per 2020 note	2020 notes total	Per 2023 note	2023 notes total

Public Offering Price(1)	100.00%	$500,000,000	100.00%	$1,000,000,000

Underwriting Discounts and Commissions	1.20%	$6,000,000	1.20%	$12,000,000

Proceeds to Equinix, Inc. (before expenses)(1)	98.80%	$494,000,000	98.80%	$988,000,000
(1)	Plus accrued interest, if any, from March 5, 2013.

We expect to deliver the notes to purchasers on or about March 5, 2013, only in book-entry form through the facilities of The Depository Trust Company.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

J.P. Morgan	Barclays	Citigroup

BofA Merrill Lynch	Deutsche Bank Securities

Co-Managers

Evercore Partners	Goldman, Sachs & Co.	HSBC

RBC Capital Markets	UBS Investment Bank

February 28, 2013

We and the underwriters have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or any relevant free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer or sale of notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in or incorporated by reference into this prospectus is accurate only as of the date appearing on the front cover of this prospectus or the date of the applicable incorporated document. Our business, financial condition, results of operations and prospects may have changed since that date.

About the prospectus

This prospectus incorporates important business and financial information about us and our subsidiaries that is not included in or delivered with this prospectus. Information incorporated by reference is available without charge to prospective investors upon written request to us at One Lagoon Drive, Fourth Floor, Redwood City, CA 94065, Attention: Investor Relations, or by telephone at (650) 598-6000.

We have not taken any action to permit an offering of the notes outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the notes and the distribution of this prospectus outside of the United States.

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You must comply with all applicable laws and regulations in force in any applicable jurisdiction and you must obtain any consent, approval or permission required by you for the purchase, offer or sale of the notes under the laws and regulations in force in the jurisdiction to which you are subject or in which you make your purchase, offer or sale, and neither we nor the underwriters will have any responsibility therefor.

We reserve the right to withdraw this offering of notes at any time. We and the underwriters also reserve the right to reject any offer to purchase, in whole or in part, for any reason, or to sell less than the amount of notes offered hereby.

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Such transactions may include stabilization and the purchase of notes to cover short positions. For a description of these activities, see “Underwriting.”

References to “Equinix,” the “Company,” “we,” “our” and “us” and similar terms mean Equinix, Inc., a Delaware corporation, and its consolidated subsidiaries, unless the context otherwise requires.

References to the “notes” mean the Senior Notes due 2023 offered hereby, unless the context otherwise requires.

Forward-looking statements

This prospectus, including the documents incorporated by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contained in this prospectus or incorporated by reference herein are based upon current expectations that involve risks and uncertainties. Any statements contained in this prospectus or incorporated by reference herein that are not statements of historical fact may be deemed to be forward-looking statements. For example, the words “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a discrepancy include, but are not limited to, those discussed in the “Risk Factors” section, in addition to the other information set forth in this prospectus and incorporated by reference herein. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements. All forward-looking statements contained in this prospectus or incorporated by reference herein are based on information available to us as of the date hereof and we assume no obligation to update any such forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth in this prospectus under “Risk Factors.” You should carefully consider the risks described in the “Risk Factors” section, in addition to the other information set forth in this prospectus and incorporated by reference herein, before making an investment decision.

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Where you can find more information

We have filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the notes offered by this prospectus. This prospectus is a part of that registration statement, which includes additional information not contained in this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC (including exhibits to such documents) at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov.

Incorporation by reference

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering under this prospectus:

•	Current Report on Form 8-K, filed on February 21, 2013.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed on February 26, 2013.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (650) 598-6000 or by writing to us at the following address:

Equinix, Inc.

One Lagoon Drive, Fourth Floor

Redwood City, CA 94065

Attn: Investor Relations

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Prospectus summary

This summary highlights information contained or incorporated by reference in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of our business and financial affairs, we encourage you to read this entire prospectus, including “Risk Factors,” together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto in our Annual Report on Form 10-K for the year ended December 31, 2012 (the “2012 Annual Report”) which is incorporated by reference into this prospectus, and the other documents incorporated by reference into this prospectus, before making a decision whether to invest in the notes.

Overview

Equinix, Inc. connects more than 4,000 companies directly to their customers and partners inside the world’s most networked data centers. Today, businesses leverage the Equinix interconnection platform in 31 strategic markets across the Americas, Europe, Middle East and Africa (EMEA) and Asia-Pacific. Platform Equinix™ combines state-of-the-art International Business Exchange® (IBX®) data centers, a global footprint and unique ecosystems. Together these components accelerate business growth for our customers by safehousing their infrastructure, locating their assets and applications closer to users to improve performance and enabling them to collaborate with the widest variety of partners and customers. More than 4,000 enterprise, cloud, digital content and financial companies connect to more than 900 network service providers and rely on Platform Equinix to grow their business, improve application performance and protect their vital digital assets. For the year ended December 31, 2012 we had revenue of $1,895.7 million, net income attributable to Equinix of $144.7 million and adjusted EBITDA of $895.7 million. For a discussion of our primary non-GAAP metric, adjusted EBITDA, including a reconciliation to GAAP financial measures, see our non-GAAP financial measures discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the 2012 Annual Report which is incorporated by reference in this prospectus.

Our offerings are primarily comprised of colocation and related interconnection offerings and managed IT infrastructure services.

•	Colocation offerings include operations space, storage space, cabinets and power for customers’ colocation needs.

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Interconnection offerings include cross connects, as well as switch ports on the Equinix Internet Exchange and Equinix Carrier Ethernet Exchange services. These offerings provide scalable and reliable connectivity that allows customers to exchange traffic directly with the service provider of their choice or directly with each other, creating a performance-optimized business ecosystem for the exchange of data between strategic partners.

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Managed IT infrastructure services allow customers to leverage our significant telecommunications expertise, maximize the benefits of our IBX data centers and optimize their infrastructure and resources.

Our network-neutral business model contributes to our success in the market. We offer customers direct interconnection to an aggregation of bandwidth providers, rather than focusing on selling a particular network, including the world’s top carriers, Internet Service Providers (ISPs), broadband access networks (DSL / cable) and international carriers. Neutrality also means our customers can choose to buy from, or partner with, leading companies across our five targeted verticals. These include:

•	Network and Mobility Providers (AT&T, British Telecom, Comcast, Level 3 Communications, NTT, Qwest, SingTel, Syniverse, Verizon Business)

•	Cloud and IT Services (Amazon.com, Box.net, Carpathia, Citrix, IBM, Microsoft, Salesforce.com, Voxel.net, WebEx)

•	Content Providers (eBay, DIRECTV, Facebook, Hulu, Priceline, SONY, Yahoo!, Zynga)

•	Enterprise (Barnes & Noble, Booz Allen Hamilton, Deloitte, The GAP, Ingram Micro, The McGraw-Hill Companies, United Stationers Inc.)

•	Financial Companies (ACTIV Financial, Bloomberg, CBOE, DirectEdge, JP Morgan Chase, Quantlab Financial, Thomson Reuters)

Internet connectivity and the ability to efficiently distribute digital content or offerings across multiple networks to a global audience are core strategic requirements to an increasing number of businesses today. Customer demand for highly reliable, secure, network-neutral data center and colocation facilities continues to expand. We believe the factors contributing to the growth in demand for our offerings include:

•	The continuing growth of consumer Internet traffic from new bandwidth-intensive services, such as video, VoIP, social media, mobile data, gaming, data-rich media, Ethernet and wireless services.

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Significant increases in power and cooling requirements for today’s data center equipment. New generations of servers continue to concentrate processing capability, with associated power consumption and cooling load, into smaller footprints and many legacy-built data centers are unable to accommodate these new power and cooling demands.

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The adoption of cloud computing technology services, the growth of enterprise applications delivered across communications networks, such as Software-as-a-Service (SaaS), and disaster recovery services.

•

The financial services market is experiencing tremendous growth due to electronic trading and the increased volume of peak messages (transactions per second), requiring optimized data exchange through business ecosystems.

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The growth of “proximity communities” that rely on immediate physical colocation and interconnection with their strategic partners and customers, such as financial exchange ecosystems for electronic trading and settlement.

•	The high capital costs associated with building and maintaining “in-sourced” data centers creates an opportunity for capital savings by leveraging an outsourced colocation model.

Due to the increasing cost and complexity of the power and cooling requirements of today’s data center equipment, we have gained many customers that have outgrown their existing data centers or that have realized the benefits of a network-neutral model and the ability to create their own optimized business ecosystems for the exchange of data. Strategically, we will continue to look at attractive opportunities to grow market share and selectively expand our footprint and offerings. We continue to leverage our global reach and depth to differentiate based upon our ability to support truly global customer requirements in all our markets.

Our value proposition

More than 4,000 companies, including a diversified mix of cloud and IT service providers, content providers, enterprises, financial companies, and network and mobility service providers, currently operate within our IBX data centers. These companies derive specific value from the following elements of our offering:

•	Comprehensive global solution: With over 90 IBX data centers in 31 markets in the Americas, EMEA and Asia-Pacific regions, we offer a consistent global solution.

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Premium data centers:    Our IBX data centers feature advanced design, security, power and cooling elements to provide customers with industry-leading reliability. While others in the market have business models that include additional offerings, we are focused on colocation and interconnection as our core competencies.

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Dynamic business ecosystems:    Our network-neutral model has enabled us to attract a critical mass of networks and cloud and IT services providers, which in turn attracts other businesses seeking to interconnect within a single location. This ecosystem model, versus connecting to multiple partners in disparate locations, reduces costs and optimizes the performance of data exchange. As we grow and attract an even more diversified base of customers, the value of our IBX data center offering increases.

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Improved economics:    Customers seeking to outsource their data center operations rather than build their own capital-intensive data centers enjoy significant capital cost savings in this credit-challenged economic environment. Customers also benefit from improved economics on account of the broad access to networks that we provide. Rather than purchasing costly local loops from multiple transit providers, customers can connect directly to more than 900 networks inside our IBX data centers.

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Leading insight:    With more than 14 years of industry experience, we have a specialized staff of industry experts and solutions architects who helped build and shape the interconnection infrastructure of the Internet. This specialization and industry knowledge base offer customers a unique consultative value and a competitive advantage.

Our strategy

Our objective is to expand our global leadership position as the premier network neutral data center platform for cloud and IT services providers, content providers, financial companies, enterprises and network and mobility services providers. Key components of our strategy include the following:

Improve customer performance through interconnection.    We have assembled a critical mass of premier network providers and content companies and have become one of the core hubs of the information-driven world. This critical mass is a key selling point for companies that want to connect with a diverse set of networks to provide the best connectivity to their end-customers and network companies that want to sell bandwidth to companies and interconnect with other networks in the most efficient manner available. Currently, we house more than 900 unique networks, including all of the top tier networks, allowing our customers to directly interconnect with providers that serve more than 90% of global Internet routes. We have a growing mass of key players in the cloud and IT services, and in the enterprise and financial sectors, such as Bloomberg, Facebook, The GAP, IBM, Salesforce.com, SONY and others. We expect that these segments will continue to grow as they seek to leverage our critical mass of network providers and interconnect directly with each other to improve performance.

Streamline ease of doing business globally.    Data center reliability, power availability and network choice are the most important attributes considered by our customers when they are choosing a data center provider in a particular location. We have long been recognized as a leader in these areas and our performance continues to improve against these criteria. Our power infrastructure delivered 99.999% uptime globally in 2012.

In 2012, more than half of our revenue came from customers with deployments across two or more of our global regions, and as globalization continues, seamless global solutions will become an increasingly important data center selection criteria. We continue to focus on strategic acquisitions to expand our market coverage and global product standardization, pricing and contracts harmonization initiatives to meet these global demands.

Deepen existing and grow new ecosystems.    As networks, cloud and IT services providers, content providers, financial services providers and other enterprises locate in our IBX data centers, it benefits their suppliers and business partners to do so as well to gain the full economic and performance benefits of direct interconnection for their business ecosystems. These partners, in turn, pull in their business partners, creating a “network effect” of customer adoption. Our interconnection offerings enable scalable, reliable and cost-effective interconnection and optimized traffic exchange thus lowering overall cost and increasing flexibility. The ability to directly interconnect with a wide variety of companies is a key differentiator for us in the market. We are rolling out efficient and innovative Internet and Ethernet exchange platforms to accelerate commercial growth in our sites and accelerate this network effect.

Expand vertical go-to-market plan.    We plan to continue to focus our go-to-market efforts on customer segments and business applications that value our value proposition of reliability, global reach and ecosystem collaboration opportunities. Today we have identified these segments as cloud services, content and digital media, financial services, enterprises and IT services and network and mobility service providers. As digital business evolves, we will continue to identify and focus our go-to-market efforts on industry segments that need our value proposition.

Accelerate global reach and scale.    We continue to evaluate expansion opportunities in select markets based on customer demand. In 2012, we successfully acquired ancotel GmbH in Frankfurt, Germany and Asia Tone in Hong Kong to expand our market reach in central and eastern Europe and Shanghai, China, respectively. Also in 2012, we entered into a partnership with PT DCI to enter the Jakarta, Indonesia market and an alliance with Emirates Integrated Telecommunications Company PJSC to expand into Dubai, United Arab Emirates.

Our strategy is to continue to grow in select existing markets and possibly expand to additional markets where demand and financial return potential warrant. We expect to execute this expansion strategy in a cost-effective and disciplined manner through a combination of acquiring existing data centers by lease or purchase, acquiring or investing in local data center operators and building new IBX data centers based on key criteria, such as demand and potential financial return, in each market.

REIT conversion

In September 2012, we announced that our board of directors approved a plan for Equinix to pursue conversion to a real estate investment trust (“REIT”). If we are ultimately successful in the conversion process, we expect to elect REIT status for our taxable year beginning January 1, 2015.

We are seeking a private letter ruling (“PLR”) from the Internal Revenue Service (the “IRS”) in connection with our proposed REIT conversion. Our PLR request seeks favorable rulings from the IRS on numerous technical tax issues, including classification of our data center assets as qualified real estate assets. Even after utilization of available net operating loss carry forwards (“NOLs”), classifying our assets as real estate is expected to result in a tax liability due to the reclassification to real property of certain assets that had been depreciated and amortized as personal property and the resulting recapture of depreciation and amortization expenses. The total recapture of depreciation and amortization expenses across all relevant assets is expected to result in U.S. tax liabilities of approximately $340 to $420 million, which amount will be payable in the four-year period starting 2012 even if we abandon our plan to convert to a REIT for any reason, including the failure to receive the PLR we are seeking. As we used our NOLs to offset a portion of these tax liabilities, we utilized all of our NOLs in 2012.

In accordance with tax rules applicable to REIT conversions, we expect to issue a special distribution to Equinix stockholders of undistributed accumulated earnings and profits (the “E&P distribution”) of approximately $700 to $1,100 million, which we expect to pay out in a combination of up to 20% in cash and at least 80% in shares of our common stock. We expect to make the E&P distribution only after receiving a favorable PLR from the IRS and anticipate making a significant portion of the E&P distribution before 2015, with the balance to be distributed in 2015. In addition, we intend to declare regular distributions to our stockholders if we convert to a REIT.

We expect, in addition to our E&P distribution and recapture of depreciation and amortization expenses, to incur approximately $50 to $80 million in costs to support the conversion process. If the conversion is ultimately successful, we expect to incur additional annual compliance costs of approximately $5 to $10 million.

We will consider the issuance of additional debt and/or equity in the future to support projected conversion-related cash requirements, including stockholder distributions, tax payments and other conversion costs noted above.

We believe that we can meet the operational and technical REIT requirements by reorganizing our operations to facilitate qualification as a REIT. As part of this reorganization, we expect to structure our U.S. operations and a portion of our international operations as Qualified REIT Subsidiaries (“QRS”). In addition to other actions required in connection with the proposed REIT conversion, we will be required to obtain stockholder approval to effect the necessary corporate reorganization, including the addition of a provision in our charter to establish REIT-related ownership restrictions. We can provide no assurance if or when conversion to a REIT will be successful. Should we fail to complete the conversion process, we will have incurred substantial costs in this effort.

Company information

Our principal executive offices are located at One Lagoon Drive, Fourth Floor Redwood City, CA 94065 and our telephone number is (650) 598-6000. Our website is located at www.equinix.com. Information contained on or accessible through our website is not part of this prospectus.

The offering

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the notes, see the section “Description of Notes.” In this “Prospectus Summary—The Offering” section, “we”, “us” and “Equinix” refer to Equinix, Inc. and not to any of its subsidiaries.

Issuer	Equinix, Inc., a Delaware corporation.

Securities Offered	$500.0 million aggregate principal amount of 4.875% Senior Notes due 2020.

$1,000.0 million aggregate principal amount of 5.375% Senior Notes due 2023.

Maturity Date	The 2020 notes will mature on April 1, 2020.

The 2023 notes will mature on April 1, 2023.

Interest Payment Dates	Interest on each series of notes will accrue from and be payable semi–annually in arrears on April 1 and October 1 of each year, commencing on October 1, 2013.

Redemption	We may redeem all or a part of the 2020 notes on or after April 1, 2017 and the 2023 notes on or after April 1, 2018, on any one or more occasions, at the redemption prices set forth under “Description of Notes—Redemption,” plus accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date.

In addition, at any time prior to April 1, 2016, we may on any one or more occasions redeem up to 35% of the aggregate principal amount of each series of notes outstanding under the respective indenture, at a redemption price equal to 104.875% of the principal amount of the notes to be redeemed, in the case of the 2020 notes, or 105.375% of the principal amount of the notes to be redeemed, in the case of the 2023 notes, plus accrued and unpaid interest to, but not including, the redemption date, with the net cash proceeds of one or more equity offerings, provided that at least 65% of the aggregate principal amount of each series of notes issued under the respective indenture remains outstanding immediately after the occurrence of such redemption. At any time prior to April 1, 2017 with respect to the 2020 notes and April 1, 2018 with respect to the 2023 notes, we may also redeem all or a part of the notes at a redemption price equal to 100% of the principal amount of notes to be redeemed plus a “make whole” premium as of, and accrued and unpaid interest, if any, to, but not including, the date of redemption.

Ranking	The notes will be our general senior obligations. Your right to payment under these notes will be:

•	effectively subordinated to all of our existing and future secured indebtedness, including our debt outstanding under any bank facility, to the extent of the assets securing such debt;

•	structurally subordinated to any existing and future indebtedness and other liabilities (including trade payables) of any of our subsidiaries;

•	equal in right of payment to all of our existing and future senior indebtedness; and

•	senior in right of payment to any of our existing and future subordinated indebtedness.

At December 31, 2012, after giving effect to the sale of the notes and the application of the net proceeds therefrom to redeem our outstanding 8.125% Senior Notes due 2018 as more fully described under “Use of Proceeds,” we would have had total consolidated indebtedness of approximately $3.8 billion, approximately $753 million of which would have represented secured indebtedness of Equinix. At such date, our subsidiaries had approximately $1.3 billion of indebtedness and other liabilities (including trade payables but excluding intercompany items and liabilities of a type not required to be reflected on the balance sheets of our subsidiaries in accordance with generally accepted accounting principles), all of which would be structurally senior to the notes.

Guarantees	On the issue date, the notes will not be guaranteed by any of our subsidiaries. In the future certain subsidiaries may be required to guarantee the notes. See “Description of Notes—Certain Covenants—Subsidiary Guarantees.”

Covenants	The indentures governing the notes will contain covenants that limit our ability and the ability of our restricted subsidiaries to, among other things:

•	incur additional debt;

•	pay dividends or make other restricted payments;

•	purchase, redeem or retire capital stock or subordinated debt;

•	make asset sales;

•	enter into transactions with affiliates;

•	incur liens;

•	enter into sale–leaseback transactions;

•	provide subsidiary guarantees;

•	make investments; and

•	merge or consolidate with any other person.

Each of these restrictions have a number of important qualifications and exceptions. See “Description of Notes.” If the notes are rated investment grade at any time by both Standard & Poor’s and Moody’s most of the restrictive covenants contained in the indentures governing the notes will be suspended. See “Description of Notes—Certain Covenants—Suspension of Covenants.”

Change of Control	Upon the occurrence of a change of control (as defined in “Description of Notes”), we will be required to make an offer to purchase each holder’s notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase.

Form and Denomination	The notes will be issued only in registered form. The notes will initially be issued in minimum denominations of $2,000 and multiples of $1,000 in excess thereof. The notes initially sold by the underwriters will be represented by one or more permanent global notes in fully registered form, deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company (“DTC”).

Beneficial interests in the global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described herein, notes in certificated form will not be issued in exchange for any global note or interests therein.

Trading	The notes are a new issue of securities, and there is currently no established trading market for the notes. An active or liquid market may not develop for the notes or, if developed, be maintained. We have not applied, and do not intend to apply, for the listing of the notes on any automated dealer quotation system.

Governing Law	The notes and the indentures under which they will be issued will be governed by New York law.

Trustee	U.S. Bank National Association.

Use of Proceeds

We estimate that we will receive net proceeds of approximately $1.48 billion from the offering, after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us. We intend to use such net proceeds to redeem our outstanding 8.125% Senior Notes due 2018 pursuant to the optional redemption provisions of such notes and for general corporate purposes, which may include capital expenditures, distributions to our stockholders in connection with our proposed conversion to a REIT, working capital and potential acquisitions and strategic transactions. Certain of the underwriters may hold positions in our 8.125% Senior Notes due 2018 and may be repaid with a portion of the net proceeds of this offering. From time to time we evaluate potential strategic transactions and acquisitions of businesses, technologies or products. Currently, however, we do not have any agreements or understandings with respect to any such material strategic transactions or acquisitions. See “Use of Proceeds.”

Risk Factors	Investing in the notes involves risk. See “Risk Factors” and the other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes.

Summary consolidated financial data

The following tables summarize our consolidated financial data for the periods presented. You should read this summary consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes incorporated by reference in this prospectus. The consolidated statements of operations and consolidated statements of cash flow data for the years ended December 31, 2010, 2011 and 2012 and the consolidated balance sheet data as of December 31, 2012 are derived from our audited consolidated financial statements incorporated by reference in this prospectus. Our historical results are not necessarily indicative of the results to be expected in the future.

	Years ended December 31,
	2010	2011	2012
	(dollars in thousands, except per share data)

Consolidated Statement of Operations Data:
Revenues	$1,196,214	$1,569,784	$1,895,744

Costs and operating expenses:
Cost of revenues	652,156	833,851	943,995
Sales and marketing	110,765	158,347	202,914
General and administrative	220,618	265,554	329,399
Restructuring charges	6,734	3,481	—
Impairment charges	—	—	9,861
Acquisition costs	12,337	3,297	8,822

Total costs and operating expenses	1,002,610	1,264,530	1,494,991

Income from continuing operations	193,604	305,254	400,753
Interest income	1,515	2,280	3,466
Interest expense	(140,475)	(181,303)	(200,328)
Other-than-temporary impairment recovery on investments	3,626	—	—
Other income (expense)	692	2,821	(2,208)
Loss on debt extinguishment and interest rate swaps, net	(10,187)	—	(5,204)

Income from continuing operations before income taxes	48,775	129,052	196,479
Income tax expense	(12,562)	(37,451)	(61,783)

Net income from continuing operations	36,213	91,601	134,696
Discontinued operations, net of tax:
Net income from discontinued operations	668	1,009	1,234
Gain on sale of discontinued operations	—	—	11,852

Net income	36,881	92,610	147,782
Net (income) loss attributable to redeemable non-controlling interests	—	1,394	(3,116)

Net income attributable to Equinix	$36,881	$94,004	$144,666

Earnings per share (“EPS”) attributable to Equinix:
Basic EPS from continuing operations	$0.83	$1.74	$2.74
Basic EPS from discontinued operations	0.01	0.02	0.27

Basic EPS	$0.84	$1.76	$3.01

Weighted-average shares	43,742	46,956	48,004

Diluted EPS from continuing operations	$0.81	$1.70	$2.67
Diluted EPS from discontinued operations	0.01	0.02	0.25

Diluted EPS	$0.82	$1.72	$2.92

Weighted-average shares	44,810	47,898	51,816

Pro forma basic EPS from continuing operations(1)			$0.66

Pro forma weighted-average shares			48,004

Pro forma diluted EPS from continuing operations(1)			$0.64

Pro forma weighted-average shares			48,872

Other Financial Data:
Net cash provided by operating activities	$392,872	$587,609	$632,026
Net cash used in investing activities	(600,969)	(1,499,444)	(442,873)
Net cash provided by (used in) financing activities	309,686	748,728	(222,721)
Adjusted EBITDA(2)	533,270	720,547	895,657

	As of December 31, 2012
	(in thousands)

Balance Sheet Data:
Cash, cash equivalents and short-term and long-term investments	$546,524
Accounts receivable, net	163,840
Property, plant and equipment, net	3,918,999
Total assets	6,132,964
Current portion of capital lease and other financing obligations	15,206
Current portion of loans payable	52,160
Capital lease and other financing obligations, excluding current portion	545,853
Loans payable, excluding current portion	188,802
Senior notes	1,500,000
Convertible debt, excluding current portion	708,726
Redeemable non-controlling interests	84,178
Total debt	3,010,747
Total liabilities	3,713,513
Total stockholders’ equity	2,335,273
Selected Credit Statistics(3):
Senior debt to Adjusted EBITDA ratio(4)	2.6	x
Total debt to Adjusted EBITDA ratio(5)	3.4	x
Net debt to Adjusted EBITDA ratio(6)	2.8	x
Adjusted EBITDA to interest expense ratio(7)	4.5	x
Pro forma total debt to Adjusted EBITDA ratio(8)	4.3	x

(1)	Pro forma basic and diluted EPS gives effect to the sale of the notes and the application of the net proceeds therefrom to redeem our outstanding 8.125% Senior Notes due 2018, including the expected $100.1 million loss on extinguishment of debt associated with the redemption of the 8.125% Senior Notes due 2018.

(2)	For a discussion of our primary non-GAAP metric, Adjusted EBITDA, see our non-GAAP financial measures discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in this prospectus from the 2012 Annual Report.

(3)	The following ratios are calculated in a manner consistent with our financial statements, which may not be consistent with the manner in which such ratios would be calculated under the indenture.

(4)	Senior debt to Adjusted EBITDA ratio is presented as senior debt (which is total debt less convertible debt) divided by Adjusted EBITDA for the year ended December 31, 2012.

(5)	Total debt to Adjusted EBITDA ratio is presented as total debt, gross of discounts, divided by Adjusted EBITDA for the year ended December 31, 2012.

(6)	Net debt to Adjusted EBITDA ratio is presented as total debt, gross of discounts, less cash, cash equivalents and short-term and long-term investments divided by Adjusted EBITDA for the year ended December 31, 2012.

(7)	Adjusted EBITDA to interest expense ratio is presented as Adjusted EBITDA divided by interest expense for the year ended December 31, 2012.

(8)	Pro forma total debt to Adjusted EBITDA ratio is presented as total debt, gross of discounts, divided by adjusted EBITDA for the year ended December 31, 2012, giving effect to the issuance of $1.5 billion aggregate principal amount of notes offered pursuant to this prospectus and the application of the net proceeds therefrom to redeem our outstanding 8.125% Senior Notes due 2018.

Risk factors

Any investment in the notes involves a high degree of risk. You should consider the risks described below carefully and all of the information contained and incorporated by reference in this prospectus before deciding whether to purchase the notes. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the events described in the following risks actually occur, our business, financial condition and results of operations could suffer. In that event, the price of the notes could decline, and you may lose all or part of your investment in the notes. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements.”

Risks related to REIT conversion

Although we have chosen to pursue conversion to a REIT, we may not be successful in converting to a REIT effective January 1, 2015, or at all.

In September 2012, our board of directors approved a plan for us to convert to a REIT. There are significant implementation and operational complexities to address before we can convert to a REIT, including obtaining a favorable private letter ruling, or PLR, from the IRS, completing internal reorganizations, modifying accounting, information technology and real estate systems, receiving stockholder approvals and making required stockholder payouts. Further, changes in legislation, federal tax rules and interpretations thereof could adversely impact our ability to convert to a REIT. Similarly, even if we are able to satisfy the existing REIT requirements, the tax laws, regulations and interpretations governing REITs may change at any time in ways that could be disadvantageous to us.

Additionally, several conditions must be met in order to complete the conversion to a REIT, and the timing and outcome of many of these conditions are beyond our control. For example, we cannot provide assurance that the IRS will ultimately provide us with a favorable PLR or that any favorable PLR will be received in a timely manner for us to convert successfully to a REIT as of January 1, 2015. Even if the transactions necessary to implement REIT conversion are effected, our board of directors may decide not to elect REIT status, or to delay such election, if it determines in its sole discretion that it is not in the best interests of us or our stockholders. We can provide no assurance if or when conversion to a REIT will be successful. Furthermore, the effective date of the REIT conversion could be delayed beyond January 1, 2015, in which event we could not elect REIT status until the taxable year beginning January 1, 2016, at the earliest.

We may not realize the anticipated benefits, including the achievement of significant tax savings, of conversion to a REIT.

Even if we convert to a REIT, we cannot provide assurance that we will experience benefits attributable to our qualification and taxation as a REIT, including our ability to reduce our corporate level federal tax through distributions to stockholders. The realization of the anticipated benefits to stockholders will depend on numerous factors, many of which are outside our control. Further, changes in legislation or the federal tax rules could adversely impact the benefits of being a REIT.

We may not qualify or remain qualified as a REIT.

Although, if we convert to a REIT, we plan to operate in a manner consistent with the REIT qualification rules, we cannot provide assurance that we will, in fact, qualify as a REIT or remain so qualified. REIT qualification involves the application of highly technical and complex provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), to our operations as well as various factual determinations concerning matters and circumstances not entirely within our control. There are limited judicial or administrative interpretations of these provisions. Changes in legislation, federal tax rules and interpretations thereof could also prevent us from converting to a REIT or remaining qualified as a REIT.

If we fail to qualify as a REIT in any taxable year after the REIT conversion, we will be subject to U.S. federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates with respect to each such taxable year for which the statute of limitations remains open. In addition, we will be subject to monetary penalties for the failure. This treatment would significantly reduce our net earnings and cash flow because of our additional tax liability and the penalties for the years involved, which could significantly impact our financial condition.

Complying with REIT qualification requirements may limit our flexibility or cause us to forego otherwise attractive opportunities.

To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our common stock. For example, under the Code, no more than 25% of the value of the assets of a REIT may be represented by securities of one or more of our taxable REIT subsidiaries (“TRS”), and other nonqualifying assets. This limitation may affect our ability to make large investments in other non-REIT qualifying operations or assets. In addition, in order to maintain qualification as a REIT, we will be required to distribute at least 90% of our REIT taxable income annually, determined without regard to the dividends paid deduction and excluding any net capital gains. Even if we maintain our qualification as a REIT, we will be subject to U.S. federal income tax at regular corporate rates on our undistributed REIT taxable income, determined without regard to the dividends paid deduction and including any net capital gains, as well as U.S. federal income tax at regular corporate rates for income recognized by our TRS. Because of these distribution requirements, we will likely not be able to fund future capital needs and investments from operating cash flow. As such, compliance with REIT tests may hinder our ability to make certain attractive investments, including the purchase of significant nonqualifying assets and the material expansion of non-real estate activities.

There are uncertainties relating to our estimate of our undistributed accumulated earnings and profits (“E&P”) distribution, as well as the timing of such E&P distribution and the percentage of common stock and cash we may distribute.

We have provided an estimated range of the E&P distribution. We are in the process of conducting a study of our pre-REIT accumulated earnings and profits as of the close of our 2012 taxable year using our historic tax returns and other available information. This is a very involved and complex study, which is not yet complete, and the actual result of the study relating to our pre-REIT accumulated earnings and profits as of the close of our 2012 taxable year may be materially different from our current estimates. In addition, the estimated range of our E&P distribution is based on our projected taxable income for our 2013 and 2014 taxable years and our current business plans and performance, but our actual earnings and profits (and the actual E&P distribution) will vary depending on, among other items, the timing of certain transactions, our actual taxable income and performance for 2013 and 2014 and possible changes in legislation or tax rules and IRS revenue procedures relating to distributions of earnings and profits. For these reasons and others, our actual E&P distribution may be materially different from our estimated range.

We anticipate distributing a significant portion of the E&P distribution before 2015, with the balance distributed in 2015, but the timing of the planned E&P distribution, which may or may not occur, may be affected by potential tax law changes, the completion of various phases of the REIT conversion process and other factors beyond our control.

We also anticipate paying at least 80% of the E&P distribution in the form of common stock and up to 20% in the form of cash. We may in fact decide, based on our cash flows and strategic plans, IRS revenue procedures relating to distributions of earnings and profits, leverage and other factors, to pay these amounts in a different mix of cash and common stock.

We may restructure or issue debt or raise equity to satisfy our E&P distribution and other conversion costs.

Depending on the ultimate size and timing of the E&P distribution and the cash outlays associated with our conversion to a REIT, we may restructure or issue debt and/or issue equity to fund these disbursements, even if the then-prevailing market conditions are not favorable for these transactions. Whether we issue equity, at what price and amount and other terms of any such issuances will depend on many factors, including alternative sources of capital, our then existing leverage, our need for additional capital, market conditions and other factors beyond our control. If we raise additional funds through the issuance of equity securities or debt convertible into equity securities, the percentage of stock ownership by our existing stockholders may be reduced. In addition, new equity securities or convertible debt securities could have rights, preferences, and privileges senior to those of our current stockholders, which could substantially decrease the value of our securities owned by them. Depending on the share price we are able to obtain, we may have to sell a significant number of shares in order to raise the capital we deem necessary to execute our long-term strategy, and our stockholders may experience dilution in the value of their shares as a result. Furthermore, satisfying our E&P distribution and other conversion costs may increase the financing we need to fund capital expenditures, future growth and expansion initiatives. As a result our indebtedness could increase. See “Risk Factors—Other Risks Relating to Our Business” for further information regarding our substantial indebtedness.

There are uncertainties relating to the costs associated with implementing the REIT conversion.

We have provided an estimated range of our tax and other costs to convert to a REIT, including estimated tax liabilities associated with a change in our method of depreciating and amortizing various assets and annual compliance costs. Our estimate of these taxes and other costs, however, may not be accurate, and such costs may actually be higher than our estimates due to unanticipated outcomes in the process of obtaining a PLR, changes in our business support functions and support costs, the unsuccessful execution of internal planning, including restructurings and cost reduction initiatives, or other factors.

Restrictive loan covenants could prevent us from satisfying REIT distribution requirements.

If we are successful in converting to a REIT, restrictions in our credit facility and our indentures may prevent us from satisfying our REIT distribution requirements, and we could fail to qualify for taxation as a REIT. If these limits do not jeopardize our qualification for taxation as a REIT but nevertheless prevent us from distributing 100% of our REIT taxable income, we would be subject to federal corporate income tax, and potentially a nondeductible excise tax, on the retained amounts. See “Risk Factors—Other Risks Relating to Our Business” for further information on our restrictive loan covenants.

We have no experience operating as a REIT, which may adversely affect our business, financial condition or results of operations if we successfully convert to a REIT.

We have no experience operating as a REIT and our senior management has no experience operating a REIT. Our pre-REIT operating experience may not be sufficient to prepare us to operate successfully as a REIT. Our inability to operate successfully as a REIT, including the failure to maintain REIT status, could adversely affect our business, financial condition or results of operations.

Other risks relating to our business

Acquisitions present many risks, and we may not realize the financial or strategic goals that were contemplated at the time of any transaction.

Over the last several years, we have completed several acquisitions, including that of Switch & Data Facilities Company, Inc. (“Switch and Data”) in 2010, ALOG Data Centers do Brasil S.A. in 2011 and Asia Tone Limited and ancotel GmbH in 2012 along with an acquisition of a Dubai IBX data center in 2012. We may make additional acquisitions in the future, which may include (i) acquisitions of businesses, products, services or technologies that we believe to be complementary, (ii) acquisitions of new IBX data centers or real estate for development of new IBX data centers or (iii) acquisitions through investments in local data center operators. We may pay for future acquisitions by using our existing cash resources (which may limit other potential uses of our cash), incurring additional debt (which may increase our interest expense, leverage and debt service requirements) and/or issuing shares (which may dilute our existing stockholders and have a negative effect on our earnings per share). Acquisitions expose us to potential risks, including:

•	the possible disruption of our ongoing business and diversion of management’s attention by acquisition, transition and integration activities;

•	our potential inability to successfully pursue or realize some or all of the anticipated revenue opportunities associated with an acquisition or investment;

•	the possibility that we may not be able to successfully integrate acquired businesses, or businesses in which we invest, or achieve anticipated operating efficiencies or cost savings;

•	the possibility that announced acquisitions may not be completed, due to failure to satisfy the conditions to closing or for other reasons;

•

the dilution of our existing stockholders as a result of our issuing stock in transactions, such as our acquisition of Switch and Data, where 80% of the consideration payable to Switch and Data’s stockholders consisted of shares of our common stock;

•	the possibility of customer dissatisfaction if we are unable to achieve levels of quality and stability on par with past practices;

•	the possibility that our customers may not accept either the existing equipment infrastructure or the “look-and-feel” of a new or different IBX data center;

•	the possibility that additional capital expenditures may be required or that transaction expenses associated with acquisitions may be higher than anticipated;

•	the possibility that required financing to fund an acquisition may not be available on acceptable terms or at all;

•

the possibility that we may be unable to obtain required approvals from governmental authorities under antitrust and competition laws on a timely basis or at all, which could, among other things, delay or prevent us from completing an acquisition, limit our ability to realize the expected financial or strategic benefits of an acquisition or have other adverse effects on our current business and operations;

•	the possible loss or reduction in value of acquired businesses;

•	the possibility that future acquisitions may present new complexities in deal structure, related complex accounting and coordination with new partners;

•	the possibility that future acquisitions may be in geographies, and regulatory environments, to which we are unaccustomed;

•	the possibility that carriers may find it cost-prohibitive or impractical to bring fiber and networks into a new IBX data center;

•

the possibility of litigation or other claims in connection with, or as a result of, an acquisition, including claims from terminated employees, customers, former stockholders or other third parties; and

•

the possibility of pre-existing undisclosed liabilities, including but not limited to lease or landlord related liability, environmental liability or asbestos liability, for which insurance coverage may be insufficient or unavailable.

The occurrence of any of these risks could have a material adverse effect on our business, results of operations, financial condition or cash flows.

We cannot assure you that the price of any future acquisitions of IBX data centers will be similar to prior IBX data center acquisitions. In fact, we expect costs required to build or render new IBX data centers operational to increase in the future. If our revenue does not keep pace with these potential acquisition and expansion costs, we may not be able to maintain our current or expected margins as we absorb these additional expenses. There is no assurance we would successfully overcome these risks or any other problems encountered with these acquisitions.

Our substantial debt could adversely affect our cash flows and limit our flexibility to raise additional capital.

We have a significant amount of debt. Notwithstanding our intention to become adjusted free cash flow positive in 2013, excluding REIT-related cash costs and tax liabilities, we may not achieve such goal and may need to incur additional debt to support our growth. Additional debt may also be incurred to fund future acquisitions, the E&P distribution or the other cash outlays associated with conversion to a REIT. As of December 31, 2012, our total indebtedness was approximately $3.0 billion, our stockholders’ equity was $2.3 billion and our cash and investments totaled $546.5 million. In addition, as of December 31, 2012, we had approximately $528.2 million of additional liquidity available to us as a result of a $750.0 million credit facility agreement entered into with a group of lenders in the U.S. as more fully described in Note 9 to Notes to Consolidated Financial Statements in Item 8 of our 2012 Annual Report. Some of our debt, including the notes offered hereby, contains covenants which may limit our operating flexibility. In addition to our substantial debt, we lease a majority of our IBX centers and certain equipment under non-cancellable lease agreements, the majority of which are accounted for as operating leases. As of December 31, 2012, our total minimum operating lease commitments under those lease agreements, excluding potential lease renewals, was approximately $926.3 million, which represents off-balance sheet commitments.

Our substantial amount of debt and related covenants, and our off-balance sheet commitments, could have important consequences. For example, they could:

•

require us to dedicate a substantial portion of our cash flow from operations to make interest and principal payments on our debt and in respect of other off-balance sheet arrangements, reducing the availability of our cash flow to fund future capital expenditures, working capital, execution of our expansion strategy and other general corporate requirements;

•	make it more difficult for us to satisfy our obligations under our various debt instruments;

•	increase our vulnerability to general adverse economic and industry conditions and adverse changes in governmental regulations;

•	limit our flexibility in planning for, or reacting to, changes in our business and industry, which may place us at a competitive disadvantage compared with our competitors;

•	limit our operating flexibility through covenants with which we must comply, such as limiting our ability to repurchase shares of our common stock;

•	limit our ability to borrow additional funds, even when necessary to maintain adequate liquidity, which would also limit our ability to further expand our business; and

•	make us more vulnerable to increases in interest rates because of the variable interest rates on some of our borrowings to the extent we have not entirely hedged such variable rate debt.

The occurrence of any of the foregoing factors could have a material adverse effect on our business, results of operations and financial condition. In addition, the performance of our stock price may trigger events that would require the write-off of a significant portion of our debt issuance costs related to our convertible debt, which may have a material adverse effect on our results of operations.

We may also need to refinance a portion of our outstanding debt as it matures. There is a risk that we may not be able to refinance existing debt or that the terms of any refinancing may not be as favorable as the terms of our existing debt. Furthermore, if prevailing interest rates or other factors at the time of refinancing result in higher interest rates upon refinancing, then the interest expense relating to that refinanced indebtedness would increase. These risks could materially adversely affect our financial condition, cash flows and results of operations.

Global economic uncertainty and debt issues could adversely impact our business and financial condition.

The varying pace of global economic recovery continues to create uncertainty and unpredictability and add risk to our future outlook. Sovereign debt issues and economic uncertainty in Europe and around the world raise concerns in markets where we operate and which are important to our business. Issues in Europe, such as increased Euro currency exchange rate volatility, the negative impact of the crisis and related austerity measures on European economic growth, potential negative spillover effects to additional countries in Europe and the rest of the world, the possibility that one or more countries may leave the Euro zone and re-introduce their individual currencies, and, in more extreme circumstances, the possible dissolution of the Euro currency, could be disruptive to our operations. A global economic downturn could also result in churn in our customer base, reductions in revenues from our offerings, longer sales cycles, slower adoption of new technologies and increased price competition, adversely affecting our liquidity. If customers in EMEA have difficulty paying us, due to the current European debt crisis or a global economic downturn generally, we may also be required to further increase our allowance for doubtful accounts, which would negatively impact our results. The uncertain economic environment could also have an impact on our foreign exchange forward contracts if our counterparties’ credit deteriorates further or they are otherwise unable to perform their obligations. Finally, our ability to access the capital markets may be severely restricted at a time when we would like, or need, to do so which could have an impact on our flexibility to pursue additional expansion opportunities and maintain our desired level of revenue growth in the future.

If we are not able to generate sufficient operating cash flows or obtain external financing, our ability to fund incremental expansion plans may be limited.

Our capital expenditures, together with ongoing operating expenses, obligations to service our debt and the cash outlays associated with our REIT conversion, will be a substantial drain on our cash flow and may decrease our cash balances. Additional debt or equity financing may not be available when needed or, if available, may not be available on satisfactory terms. Our inability to obtain additional debt and/or equity financing or to generate sufficient cash from operations may require us to prioritize projects or curtail capital expenditures which could adversely affect our results of operations.

Fluctuations in foreign currency exchange rates in the markets in which we operate internationally could harm our results of operations.

We may experience gains and losses resulting from fluctuations in foreign currency exchange rates. To date, the majority of our revenues and costs are denominated in U.S. dollars; however, the majority of revenues and costs in our international operations are denominated in foreign currencies. Where our prices are denominated in U.S. dollars, our sales and revenues could be adversely affected by declines in foreign currencies relative to the U.S. dollar, thereby making our offerings more expensive in local currencies. We are also exposed to risks resulting from fluctuations in foreign currency exchange rates in connection with our international expansions. To the extent we are paying contractors in foreign currencies, our expansions could cost more than anticipated as a result of declines in the U.S dollar relative to foreign currencies. In addition, fluctuating foreign currency exchange rates have a direct impact on how our international results of operations translate into U.S. dollars.

Although we currently undertake, and may decide in the future to further undertake, foreign exchange hedging transactions to reduce foreign currency transaction exposure, we do not currently intend to eliminate all foreign currency transaction exposure. Therefore, any weakness of the U.S. dollar may have a positive impact on our consolidated results of operations because the currencies in the foreign countries in which we operate may translate into more U.S. dollars. However, if the U.S. dollar strengthens relative to the currencies of the foreign countries in which we operate, our consolidated financial position and results of operations may be negatively impacted as amounts in foreign currencies will generally translate into fewer U.S. dollars. For additional information on foreign currency risk, refer to our discussion of foreign currency risk in “Quantitative and Qualitative Disclosures About Market Risk” included in our 2012 Annual Report.

We are continuing to invest in our expansion efforts but may not have sufficient customer demand in the future to realize expected returns on these investments.

We are considering the acquisition or lease of additional properties and the construction of new IBX data centers beyond those expansion projects already announced. We will be required to commit substantial operational and financial resources to these IBX data centers, generally 12 to 18 months in advance of securing customer contracts, and we may not have sufficient customer demand in those markets to support these centers once they are built. In addition, unanticipated technological changes could affect customer requirements for data centers, and we may not have built such requirements into our new IBX data centers. Either of these contingencies, if they were to occur, could make it difficult for us to realize expected or reasonable returns on these investments.

Our offerings have a long sales cycle that may harm our revenues and operating results.

A customer’s decision to obtain space in one of our IBX data centers or to purchase services typically involves a significant commitment of resources. In addition, some customers will be reluctant to commit to locating in our IBX data centers until they are confident that the IBX data center has adequate carrier connections. As a result, we have a long sales cycle. Furthermore, we may devote significant time and resources in pursuing a particular sale or customer that does not result in revenue. We have also significantly expanded our sales force in the past year, and it will take time for these new hires to become fully productive.

Delays due to the length of our sales cycle may materially and adversely affect our revenues and operating results, which could harm our ability to meet our forecasts and cause volatility in our stock price.

Any failure of our physical infrastructure or offerings could lead to significant costs and disruptions that could reduce our revenue and harm our business reputation and financial results.

Our business depends on providing customers with highly reliable solutions. We must safehouse our customers’ infrastructure and equipment located in our IBX data centers. We own certain of our IBX data centers, but others are leased by us, and we rely on the landlord for basic maintenance of our leased IBX data centers. If such landlord has not maintained a leased property sufficiently, we may be forced into an early exit from the center which could be disruptive to our business. Furthermore, we continue to acquire IBX data centers not built by us. If we discover that these IBX data centers and their infrastructure assets are not in the condition we expected when they were acquired, we may be required to incur substantial additional costs to repair or upgrade the centers.

The offerings we provide in each of our IBX data centers are subject to failure resulting from numerous factors, including:

•	human error;

•	equipment failure;

•	physical, electronic and cybersecurity breaches;

•	fire, earthquake, hurricane, flood, tornado and other natural disasters;

•	extreme temperatures;

•	water damage;

•	fiber cuts;

•	power loss;

•	terrorist acts;

•	sabotage and vandalism; and

•	failure of business partners who provide our resale products.

Problems at one or more of our IBX data centers, whether or not within our control, could result in service interruptions or significant equipment damage. We have service level commitment obligations to certain of our customers, including our significant customers. As a result, service interruptions or significant equipment damage in our IBX data centers could result in difficulty maintaining service level commitments to these customers and potential claims related to such failures. Because our IBX data centers are critical to many of our customers’ businesses, service interruptions or significant equipment damage in our IBX data centers could also result in lost profits or other indirect or consequential damages to our customers. We cannot guarantee that a court would enforce any contractual limitations on our liability in the event that one of our customers brings a lawsuit against us as a result of a problem at one of our IBX data centers. In addition, any loss of service, equipment damage or inability to meet our service level commitment obligations could reduce the confidence of our customers and could consequently impair our ability to obtain and retain customers, which would adversely affect both our ability to generate revenues and our operating results.

Furthermore, we are dependent upon Internet service providers, telecommunications carriers and other website operators in the Americas, Asia-Pacific and EMEA regions and elsewhere, some of which have experienced significant system failures and electrical outages in the past. Our customers may in the future experience difficulties due to system failures unrelated to our systems and offerings. If, for any reason, these providers fail to provide the required services, our business, financial condition and results of operations could be materially and adversely impacted.

The insurance coverage that we purchase may prove to be inadequate.

We carry liability, property, business interruption and other insurance policies to cover insurable risks to our company. We select the types of insurance, the limits and the deductibles based on our specific risk profile, the cost of the insurance coverage versus its perceived benefit and general industry standards. Our insurance policies contain industry standard exclusions for events such as war and nuclear reaction. We purchase minimal levels of earthquake insurance for certain of our IBX data centers, but for most of our data centers, including many in California, we have elected to self-insure. The earthquake and flood insurance that we do purchase would be subject to high deductibles and any of the limits of insurance that we purchase could prove to be inadequate, which could materially and adversely impact our business, financial condition and results of operations.

Our construction of additional new IBX data centers, or IBX data center expansions, could involve significant risks to our business.

In order to sustain our growth in certain of our existing and new markets, we must expand an existing data center, lease a new facility or acquire suitable land, with or without structures, to build new IBX data centers from the ground up. Expansions or new builds are currently underway, or being contemplated, in many of our markets. Any related construction requires us to carefully select and rely on the experience of one or more designers, general contractors, and associated subcontractors during the design and construction process. Should a designer, general contractor, or significant subcontractor experience financial or other problems during the design or construction process, we could experience significant delays, increased costs to complete the project and/or other negative impacts to our expected returns.

Site selection is also a critical factor in our expansion plans. There may not be suitable properties available in our markets with the necessary combination of high power capacity and fiber connectivity, or selection may be limited. Thus, while we may prefer to locate new IBX data centers adjacent to our existing locations it may not always be possible. In the event we decide to build new IBX data centers separate from our existing IBX data centers, we may provide interconnection solutions to connect these two centers. Should these solutions not provide the necessary reliability to sustain connection, this could result in lower interconnection revenue and lower margins and could have a negative impact on customer retention over time.

Environmental regulations may impose upon us new or unexpected costs.

We are subject to various federal, state, local and international environmental and health and safety laws and regulations, including those relating to the generation, storage, handling and disposal of hazardous substances and wastes. Certain of these laws and regulations also impose joint and several liability, without regard to fault, for investigation and cleanup costs on current and former owners and operators of real property and persons who have disposed of or released hazardous substances into the environment. Our operations involve the use of hazardous substances and materials such as petroleum fuel for emergency generators, as well as batteries, cleaning solutions and other materials. In addition, we lease, own or operate real property at which hazardous substances and regulated materials have been used in the past. At some of our locations, hazardous substances or regulated materials are known to be present in soil or groundwater, and there may be additional unknown hazardous substances or regulated materials present at sites we own, operate or lease. At some of our locations, there are land use restrictions in place relating to earlier environmental cleanups that do not materially limit our use of the sites. To the extent any hazardous substances or any other substance or material must be cleaned up or removed from our property, we may be responsible under applicable laws, regulations or leases for the removal or cleanup of such substances or materials, the cost of which could be substantial.

In addition, we are subject to environmental, health and safety laws regulating air emissions, storm water management and other issues arising in our business. While these obligations do not normally impose material costs upon our operations, unexpected events, equipment malfunctions and human error, among other factors, can lead to violations of environmental laws, regulations or permits. Furthermore, environmental laws and regulations change frequently and may require additional investment to maintain compliance. Noncompliance with existing, or adoption of more stringent, environmental or health and safety laws and regulations or the discovery of previously unknown contamination could require us to incur costs or become the basis of new or increased liabilities that could be material.

Fossil fuel combustion creates greenhouse gas (“GHG”) emissions that are linked to global climate change. Regulations to limit GHG emissions are in force in the European Union in an effort to prevent or reduce climate change. In the U.S., the U.S. Environmental Protection Agency (“EPA”) regulates GHG emissions from major stationary sources under the Clean Air Act. Current regulations apply to large sources of GHGs, such as, for example, fossil-fueled electricity generating facilities, the construction of new facilities that emit 100,000 tons per year or more of carbon dioxide equivalent (“CO2e”, a unit of measurement for GHGs) and the modification of any existing facility that results in an increase of GHG emissions by 75,000 tons per year of CO2e. A small source exception applies to our existing and anticipated facilities, which exempts sources emitting below 50,000 tons per year of CO2e or any modification resulting in an increase of less than 50,000 tons per year of CO2e, from permitting requirements until at least April 30, 2016. The EPA may develop permitting requirements for smaller sources of GHGs after April 30, 2016, which could potentially affect our facilities. We will continue to monitor the developments of this regulatory program to evaluate its impact on our facilities and business.

Several states within the U.S. have adopted laws intended to limit fossil fuel consumption and/or encourage renewable energy development for the same purpose. For example, California enacted AB-32, the Global Warming Solutions Act of 2006, prescribing a statewide cap on global warming pollution with a goal of reaching 1990 GHG emission levels by 2020, and established a mandatory emissions reporting program. Regulations adopted by the California Air Resources Board require allowances to be surrendered for emissions of GHGs. This first phase of the cap-and-trade program will increase our electricity costs by an amount that cannot yet be determined, but the increase could exceed 5% of our costs of electricity at our California locations. In 2015, a second phase of the program will begin, imposing allowance obligations upon suppliers of most forms of fossil fuels, which will increase the costs of our petroleum fuels used for transportation and emergency generators.

We do not anticipate that the climate change-related laws and regulations will force us to modify our operations to limit the emissions of GHG. We could, however, be directly subject to taxes, fees or costs, or could indirectly be required to reimburse electricity providers for such costs representing the GHG attributable to our electricity or fossil fuel consumption. These cost increases could materially increase our costs of operation or limit the availability of electricity or emergency generator fuels. The physical impacts of climate change, including extreme weather conditions such as heat waves, could materially increase our costs of operation due to, for example, an increase in our energy use in order to maintain the temperature and internal environment of our data centers necessary for our operations. To the extent any environmental laws enacted or regulations impose new or unexpected costs, our business, results of operations or financial condition may be adversely affected.

If we are unable to recruit or retain qualified personnel, our business could be harmed.

We must continue to identify, hire, train and retain IT professionals, technical engineers, operations employees, and sales, marketing, finance and senior management personnel who maintain relationships with our customers and who can provide the technical, strategic and marketing skills required for our company to grow. There is a shortage of qualified personnel in these fields, and we compete with other companies for the limited pool of talent. The failure to recruit and retain necessary personnel, including but not limited to members of our executive team, could harm our business and our ability to grow our company.

We may not be able to compete successfully against current and future competitors.

We must be able to differentiate our IBX data centers and product offerings from those of our competitors. In addition to competing with other neutral colocation providers, we compete with traditional colocation providers, including telecommunications companies, carriers, internet service providers, managed services providers and large REITs who also operate in our market and may enjoy a cost advantage in providing offerings similar to those provided by our IBX data centers. We may experience competition from our landlords which could also reduce the amount of space available to us for expansion in the future. Rather than leasing available space in our buildings to large single tenants, they may decide to convert the space instead to smaller square foot units designed for multi-tenant colocation use, blurring the line between retail and wholesale space. We may also face competition from existing competitors or new entrants to the market seeking to replicate our global IBX data center concept by building or acquiring data centers, offering colocation on neutral terms or by replicating our strategy and messaging. Finally, customers may also decide it is cost-effective for them to build out their own data centers. Once customers have an established data center footprint, either through a relationship with one of our competitors or through in-sourcing, it may be extremely difficult to convince them to relocate to our IBX data centers.

Some of our competitors may adopt aggressive pricing policies, especially if they are not highly leveraged or have lower return thresholds than we do. As a result, we may suffer from pricing pressure that would adversely affect our ability to generate revenues. Some of these competitors may also provide our target customers with additional benefits, including bundled communication services or cloud services, and may do so in a manner that is more attractive to our potential customers than obtaining space in our IBX data centers. Competitors could also operate more successfully or form alliances to acquire significant market share.

Failure to compete successfully may materially adversely affect our financial condition, cash flows and results of operations.

Our business could be harmed by prolonged power outages or shortages, increased costs of energy or general lack of availability of electrical resources.

Our IBX data centers are susceptible to regional costs of power, power shortages, planned or unplanned power outages and limitations, especially internationally, on the availability of adequate power resources.

Power outages, such as those relating to the earthquake and tsunami in Japan in 2011 or Superstorm Sandy, which hit the U.S. east coast in 2012, could harm our customers and our business. We attempt to limit our exposure to system downtime by using backup generators and power supplies; however, we may not be able to limit our exposure entirely even with these protections in place. Some of our IBXs are located in leased buildings where, depending upon the lease requirements and number of tenants involved, we may or may not control some or all of the infrastructure including generators and fuel tanks. As a result, in the event of a power outage, we may be dependent upon the landlord, as well as the utility company, to restore the power.

In addition, global fluctuations in the price of power can increase the cost of energy, and although contractual price increase clauses exist in the majority of our customer agreements, we may not always choose to pass these increased costs on to our customers.

In each of our markets, we rely on third parties to provide a sufficient amount of power for current and future customers. At the same time, power and cooling requirements are growing on a per unit basis. As a result, some customers are consuming an increasing amount of power per cabinet. We generally do not control the amount of power our customers draw from their installed circuits. This means that we could face power limitations in our centers. This could have a negative impact on the effective available capacity of a given center and limit our ability to grow our business, which could have a negative impact on our financial performance, operating results and cash flows.

We may also have difficulty obtaining sufficient power capacity for potential expansion sites in new or existing markets. We may experience significant delays and substantial increased costs demanded by the utilities to provide the level of electrical service required by our current IBX data center designs.

If our internal controls are found to be ineffective, our financial results or our stock price may be adversely affected.

Our most recent evaluation of our controls resulted in our conclusion that, as of December 31, 2012, in compliance with Section 404 of the Sarbanes-Oxley Act of 2002, our internal controls over financial reporting were effective. Our ability to manage our operations and growth, and to successfully implement our proposed REIT conversion and other systems upgrades designed to support our growth, will require us to develop our controls and reporting systems and implement or adopt new controls and reporting systems. If, in the future, our internal control over financial reporting is found to be ineffective, or if a material weakness is identified in our controls over financial reporting, our financial results may be adversely affected. Investors may also lose confidence in the reliability of our financial statements which could adversely affect our stock price.

If we cannot effectively manage our international operations, and successfully implement our international expansion plans, our revenues may not increase and our business and results of operations would be harmed.

For the years ended December 31, 2012, 2011 and 2010, we recognized approximately 44%, 41% and 38%, respectively, of our revenues outside the U.S. We currently operate outside of the U.S. in Canada, Brazil, EMEA and Asia-Pacific.

To date, the network neutrality of our IBX data centers and the variety of networks available to our customers has often been a competitive advantage for us. In certain of our acquired IBX data centers in the Asia-Pacific region the limited number of carriers available reduces that advantage. As a result, we may need to adapt our key revenue-generating offerings and pricing to be competitive in those markets. In addition, we are currently undergoing expansions or evaluating expansion opportunities outside of the U.S. Undertaking and managing expansions in foreign jurisdictions may present unanticipated challenges to us.

Our international operations are generally subject to a number of additional risks, including:

•	the costs of customizing IBX data centers for foreign countries;

•	protectionist laws and business practices favoring local competition;

•	greater difficulty or delay in accounts receivable collection;

•	difficulties in staffing and managing foreign operations, including negotiating with foreign labor unions or workers’ councils;

•	difficulties in managing across cultures and in foreign languages;

•	political and economic instability;

•	fluctuations in currency exchange rates;

•	difficulties in repatriating funds from certain countries;

•	our ability to obtain, transfer, or maintain licenses required by governmental entities with respect to our business;

•	unexpected changes in regulatory, tax and political environments;

•	our ability to secure and maintain the necessary physical and telecommunications infrastructure;

•	compliance with the Foreign Corrupt Practices Act; and

•	compliance with evolving governmental regulation with which we have little experience.

In addition, compliance with international and U.S. laws and regulations that apply to our international operations increases our cost of doing business in foreign jurisdictions. These laws and regulations include data privacy requirements, labor relations laws, tax laws, anti-competition regulations, import and trade restrictions, export requirements, U.S. laws such as the Foreign Corrupt Practices Act, and local laws which also prohibit corrupt payments to governmental officials. Violations of these laws and regulations could result in fines, criminal sanctions against us, our officers or our employees, and prohibitions on the conduct of our business. Any such violations could include prohibitions on our ability to offer our offerings in one or more countries, could delay or prevent potential acquisitions, and could also materially damage our reputation, our brand, our international expansion efforts, our ability to attract and retain employees, our business and our operating results. Our success depends, in part, on our ability to anticipate and address these risks and manage these difficulties.

Economic uncertainty in developing markets could adversely affect our revenue and earnings.

We conduct business, or are contemplating expansion, in developing markets with economies that tend to be more volatile than those in the U.S. and Western Europe. The risk of doing business in developing markets such as Brazil, China, India, Indonesia, Russia, the United Arab Emirates and other economically volatile areas could adversely affect our operations and earnings. Such risks include the financial instability among customers in these regions, political instability, fraud or corruption and other non-economic factors such as irregular trade flows that need to be managed successfully with the help of the local governments. In addition, commercial laws in some developing countries can be vague, inconsistently administered and retroactively applied. If we are deemed not to be in compliance with applicable laws in developing countries where we conduct business, our prospects and business in those countries could be harmed, which could then have a material adverse impact on our results of operations and financial position. Our failure to successfully manage economic, political and other risks relating to doing business in developing countries and economically and politically volatile areas could adversely affect our business.

The use of high power density equipment may limit our ability to fully utilize our older IBX data centers.

Some customers have increased their use of high-density power equipment, such as blade servers, in our IBX data centers which has increased the demand for power on a per cabinet basis. Because many of our IBX data centers were built a number of years ago, the current demand for power may exceed the designed electrical capacity in these centers. As power, not space, is a limiting factor in many of our IBX data centers, our ability to fully utilize those IBX data centers may be limited. The ability to increase the power capacity of an IBX data center, should we decide to, is dependent on several factors including, but not limited to, the local utility’s ability to provide additional power; the length of time required to provide such power; and/or whether it is feasible to upgrade the electrical infrastructure of an IBX data center to deliver additional power to customers. Although we are currently designing and building to a higher power specification than that of many of our older IBX data centers, there is a risk that demand will continue to increase and our IBX data centers could become underutilized sooner than expected.

We expect our operating results to fluctuate.

We have experienced fluctuations in our results of operations on a quarterly and annual basis. The fluctuations in our operating results may cause the market price of our common stock to be volatile. We may experience significant fluctuations in our operating results in the foreseeable future due to a variety of factors, including, but not limited to:

•	fluctuations of foreign currencies in the markets in which we operate;

•

the timing and magnitude of depreciation and interest expense or other expenses related to the acquisition, purchase or construction of additional IBX data centers or the upgrade of existing IBX data centers;

•	demand for space, power and services at our IBX data centers;

•

changes in general economic conditions, such as an economic downturn, or specific market conditions in the telecommunications and Internet industries, both of which may have an impact on our customer base;

•

charges to earnings resulting from past acquisitions due to, among other things, impairment of goodwill or intangible assets, reduction in the useful lives of intangible assets acquired, identification of additional assumed contingent liabilities or revised estimates to restructure an acquired company’s operations;

•	the duration of the sales cycle for our offerings and our ability to ramp our newly-hired sales persons to full productivity within the time period we have forecasted;

•	restructuring charges or reversals of existing restructuring charges, which may be necessary due to revised sublease assumptions, changes in strategy or otherwise;

•	acquisitions or dispositions we may make;

•	the financial condition and credit risk of our customers;

•	the provision of customer discounts and credits;

•	the mix of current and proposed products and offerings and the gross margins associated with our products and offerings;

•	the timing required for new and future centers to open or become fully utilized;

•	competition in the markets in which we operate;

•	conditions related to international operations;

•	increasing repair and maintenance expenses in connection with aging IBX data centers;

•

lack of available capacity in our existing IBX data centers to generate new revenue or delays in opening up new or acquired IBX data centers that delay our ability to generate new revenue in markets which have otherwise reached capacity;

•

changes in rent expense as we amend our IBX data center leases in connection with extending their lease terms when their initial lease term expiration dates approach or changes in shared operating costs in connection with our leases, which are commonly referred to as common area maintenance expenses;

•

the timing and magnitude of other operating expenses, including taxes, expenses related to the expansion of sales, marketing, operations and acquisitions, if any, of complementary businesses and assets;

•	the cost and availability of adequate public utilities, including power;

•	changes in employee stock-based compensation;

•	overall inflation;

•	increasing interest expense due to any increases in interest rates and/or potential additional debt financings;

•	a stock repurchase program;

•	our proposed REIT conversion, including the timing of expenditures associated with the REIT conversion;

•	changes in income tax benefit or expense; and

•	changes in or new generally accepted accounting principles (“GAAP”) in the U.S. as periodically released by the Financial Accounting Standards Board (“FASB”).

Any of the foregoing factors, or other factors discussed elsewhere in this report, could have a material adverse effect on our business, results of operations and financial condition. Although we have experienced growth in revenues in recent quarters, this growth rate is not necessarily indicative of future operating results. Prior to 2008, we had generated net losses every fiscal year since inception. It is possible that we may not be able to generate net income on a quarterly or annual basis in the future. In addition, a relatively large portion of our expenses are fixed in the short-term, particularly with respect to lease and personnel expenses, depreciation and amortization and interest expenses. Therefore, our results of operations are particularly sensitive to fluctuations in revenues. As such, comparisons to prior reporting periods should not be relied upon as indications of our future performance. In addition, our operating results in one or more future quarters may fail to meet the expectations of securities analysts or investors.

We have incurred substantial losses in the past and may incur additional losses in the future.

As of December 31, 2012, our accumulated deficit was $110.4 million. Although we have generated net income for each fiscal year since 2008, which was our first full year of net income since our inception, we are also currently investing heavily in our future growth through the build out of multiple additional IBX data centers and IBX data center expansions as well as acquisitions of complementary businesses. As a result, we will incur higher depreciation and other operating expenses, as well as acquisition costs and interest expense, that may negatively impact our ability to sustain profitability in future periods unless and until these new IBX data centers generate enough revenue to exceed their operating costs and cover our additional overhead needed to scale our business for this anticipated growth. The current global financial crisis may also impact our ability to sustain profitability if we cannot generate sufficient revenue to offset the increased costs of our recently-opened IBX data centers or IBX data centers currently under construction. In addition, costs associated with the acquisition and integration of any acquired companies, as well as the additional interest expense associated with debt financing we have undertaken to fund our growth initiatives, may also negatively impact our ability to sustain profitability. Finally, given the competitive and evolving nature of the industry in which we operate, we may not be able to sustain or increase profitability on a quarterly or annual basis.

The failure to obtain favorable terms when we renew our IBX data center leases could harm our business and results of operations.

While we own certain of our IBX data centers, others are leased under long-term arrangements with lease terms expiring at various dates through 2035. These leased centers have all been subject to significant development by us in order to convert them from, in most cases, vacant buildings or warehouses into IBX data centers. Most of our IBX data center leases have renewal options available to us. However, many of these renewal options provide for the rent to be set at then-prevailing market rates. To the extent that then-prevailing market rates are higher than present rates, these higher costs may adversely impact our business and results of operations.

We depend on a number of third parties to provide Internet connectivity to our IBX data centers; if connectivity is interrupted or terminated, our operating results and cash flow could be materially and adversely affected.

The presence of diverse telecommunications carriers’ fiber networks in our IBX data centers is critical to our ability to retain and attract new customers. We are not a telecommunications carrier, and as such we rely on third parties to provide our customers with carrier services. We believe that the availability of carrier capacity will directly affect our ability to achieve our projected results. We rely primarily on revenue opportunities from the telecommunications carriers’ customers to encourage them to invest the capital and operating resources required to connect from their centers to our IBX data centers. Carriers will likely evaluate the revenue opportunity of an IBX data center based on the assumption that the environment will be highly competitive. We cannot provide assurance that each and every carrier will elect to offer its services within our IBX data centers or that once a carrier has decided to provide Internet connectivity to our IBX data centers that it will continue to do so for any period of time.

Our new IBX data centers require construction and operation of a sophisticated redundant fiber network. The construction required to connect multiple carrier facilities to our IBX data centers is complex and involves factors outside of our control, including regulatory processes and the availability of construction resources. Any hardware or fiber failures on this network may result in significant loss of connectivity to our new IBX data center expansions. This could affect our ability to attract new customers to these IBX data centers or retain existing customers.

If the establishment of highly diverse Internet connectivity to our IBX data centers does not occur, is materially delayed or is discontinued, or is subject to failure, our operating results and cash flow will be adversely affected.

We may be vulnerable to security breaches which could disrupt our operations and have a material adverse effect on our financial performance and operating results.

A party who is able to compromise the security measures on our networks or the security of our infrastructure could misappropriate either our proprietary information or the personal information of our customers, or cause interruptions or malfunctions in our operations or our customers’ operations. As we provide assurances to our customers that we provide the highest level of security, such a compromise could be particularly harmful to our brand and reputation. We may be required to expend significant capital and resources to protect against such threats or to alleviate problems caused by breaches in security. As techniques used to breach security change frequently, and are generally not recognized until launched against a target, we may not be able to implement security measures in a timely manner or, if and when implemented, we may not be able to determine the extent to which these measures could be circumvented. Any breaches that may occur could expose us to increased risk of lawsuits, regulatory penalties, loss of existing or potential customers, harm to our reputation and increases in our security costs, which could have a material adverse effect on our financial performance and operating results.

We have government customers, which subjects us to risks including early termination, audits, investigations, sanctions and penalties.

We derive some revenues from contracts with the U.S. government, state and local governments and foreign governments. Some of these customers may terminate all or part of their contracts at any time, without cause.

There is increased pressure for governments and their agencies, both domestically and internationally, to reduce spending. Some of our federal government contracts are subject to the approval of appropriations being made by the U.S. Congress to fund the expenditures under these contracts. Similarly, some of our contracts at the state and local levels are subject to government funding authorizations.

Additionally, government contracts are generally subject to audits and investigations which could result in various civil and criminal penalties and administrative sanctions, including termination of contracts, refund of a portion of fees received, forfeiture of profits, suspension of payments, fines and suspensions or debarment from future government business.

Because we depend on the development and growth of a balanced customer base, including key magnet customers, failure to attract, grow and retain this base of customers could harm our business and operating results.

Our ability to maximize revenues depends on our ability to develop and grow a balanced customer base, consisting of a variety of companies, including enterprises, cloud, digital content and financial companies, and network service providers. We consider certain of these customers to be key magnets in that they draw in other customers. The more balanced the customer base within each IBX data center, the better we will be able to generate significant interconnection revenues, which in turn increases our overall revenues. Our ability to attract customers to our IBX data centers will depend on a variety of factors, including the presence of multiple carriers, the mix of our offerings, the overall mix of customers, the presence of key customers attracting business through vertical market ecosystems, the IBX data center’s operating reliability and security and our ability to effectively market our offerings. However, some of our customers may face competitive pressures and may ultimately not be successful or may be consolidated through merger or acquisition. If these customers do not continue to use our IBX data centers it may be disruptive to our business. Finally, the uncertain economic climate may harm our ability to attract and retain customers if customers slow spending, or delay decision-making, on our offerings, or if customers begin to have difficulty paying us and we experience increased churn in our customer base. Any of these factors may hinder the development, growth and retention of a balanced customer base and adversely affect our business, financial condition and results of operations.

We are subject to securities class action and other litigation, which may harm our business and results of operations.

We are subject to various legal proceedings as described in Note 14 to Notes to Consolidated Financial Statements in Item 8 of our 2012 Annual Report. In addition, we may, in the future, be subject to other litigation. For example, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. Litigation can be lengthy, expensive, and divert management’s attention and resources. Results cannot be predicted with certainty and an adverse outcome in litigation could result in monetary damages or injunctive relief that could seriously harm our business, results of operations, financial condition or cash flows.

We may not be able to protect our intellectual property rights.

We cannot make assurances that the steps taken by us to protect our intellectual property rights will be adequate to deter misappropriation of proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights. We also are subject to the risk of litigation alleging infringement of third-party intellectual property rights. Any such claims could require us to spend significant sums in litigation, pay damages, develop non-infringing intellectual property, or acquire licenses to the intellectual property that is the subject of the alleged infringement.

Government regulation may adversely affect our business.

Various laws and governmental regulations, both in the U.S. and abroad, governing Internet related services, related communications services and information technologies remain largely unsettled, even in areas where there has been some legislative action. For example, the Federal Communications Commission is considering proposed Internet rules and regulation of broadband that may result in material changes in the regulations and contribution regime affecting us and our customers. Likewise, as part of a review of the current equity market structure, the Securities and Exchange Commission and the Commodity Futures Trading Commission have both sought comments regarding the regulation of independent data centers, such as Equinix, which provide colocation for financial markets and exchanges. The CFTC is also considering regulation of companies that use automated and high-frequency trading systems. Any such regulation may ultimately affect our provision of offerings.

It also may take years to determine whether and how existing laws, such as those governing intellectual property, privacy, libel, telecommunications services and taxation, apply to the Internet and to related offerings such as ours, and substantial resources may be required to comply with regulations or bring any non-compliant business practices into compliance with such regulations. In addition, the development of the market for online commerce and the displacement of traditional telephony service by the Internet and related communications services may prompt an increased call for more stringent consumer protection laws or other regulation both in the U.S. and abroad that may impose additional burdens on companies conducting business online and their service providers.

The adoption, or modification of laws or regulations relating to the Internet and our business, or interpretations of existing laws, could have a material adverse effect on our business, financial condition and results of operations.

Industry consolidation may have a negative impact on our business model.

If customers combine businesses, they may require less colocation space, which could lead to churn in our customer base. Regional competitors may also consolidate to become a global competitor. Consolidation of our customers and/or our competitors may present a risk to our business model and have a negative impact on our revenues.

Terrorist activity throughout the world and military action to counter terrorism could adversely impact our business.

The continued threat of terrorist activity and other acts of war or hostility contribute to a climate of political and economic uncertainty. Due to existing or developing circumstances, we may need to incur additional costs in the future to provide enhanced security, including cybersecurity, which would have a material adverse effect on our business and results of operations. These circumstances may also adversely affect our ability to attract and retain customers, our ability to raise capital and the operation and maintenance of our IBX data centers.

We have various mechanisms in place that may discourage takeover attempts.

Certain provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a third party from acquiring control of us in a merger, acquisition or similar transaction that a stockholder may consider favorable. Such provisions include:

•	authorization for the issuance of “blank check” preferred stock;

•	the prohibition of cumulative voting in the election of directors;

•	limits on the persons who may call special meetings of stockholders;

•	the prohibition of stockholder action by written consent; and

•	advance notice requirements for nominations to the Board or for proposing matters that can be acted on by stockholders at stockholder meetings.

In addition, Section 203 of the Delaware General Corporation Law, which restricts certain business combinations with interested stockholders in certain situations, may also discourage, delay or prevent someone from acquiring or merging with us.

Risks relating to the notes

References to “Equinix,” the “Company,” “we,” “our” and “us” and similar terms in this section “Risk Factors—Risks Relating to the Notes” mean Equinix, Inc. and not any of its subsidiaries.

Our subsidiaries will not guarantee the notes. We depend in large part on the cash flow from our subsidiaries to meet our obligations, and your claims will be subordinated to all of the creditors of these subsidiaries.

Our subsidiaries will not guarantee the notes. Our subsidiaries are separate and distinct legal entities with no obligation to pay any amounts due pursuant to the notes or to provide us with funds for our payment obligations. Substantially all of our operations are conducted through our subsidiaries and we derive substantially all our revenues from our subsidiaries, and substantially all of our operating assets are owned by our subsidiaries. As a result, our cash flow and our ability to service our indebtedness, including the notes, depends in large part on the earnings of our subsidiaries and on the distribution of earnings, loans or other payments to us by these subsidiaries. Payments to us by our subsidiaries also will be contingent upon their earnings and their business considerations. In addition, the ability of our subsidiaries to make any dividend, distribution, loan or other payment to us could be subject to statutory or contractual restrictions. Because we depend in large part on the cash flow of our subsidiaries to meet our obligations, these types of restrictions may impair our ability to make scheduled interest and principal payments on the notes. Our subsidiaries held approximately 85% of our consolidated assets as of December 31, 2012.

The notes will be unsecured and effectively subordinated to any of our secured indebtedness and structurally subordinated to all of the liabilities of our subsidiaries.

The notes will be our general unsecured senior obligations, ranking equal in right of payment with our existing and any future unsubordinated indebtedness. However, because they are unsecured, the notes will be effectively junior to any of our secured indebtedness to the extent of the value of the assets securing such debt. As of December 31, 2012, after giving pro forma effect to the sale of the notes and the application of the net proceeds therefrom to redeem our outstanding 8.125% Senior Notes due 2018 as more fully described under “Use of Proceeds,”, we would have had total consolidated indebtedness of approximately $3.8 billion, approximately $753.2 million of which was secured indebtedness of Equinix.

In addition, the notes will be structurally subordinated to all of the liabilities of our subsidiaries, which may include indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets of the subsidiaries are made available for distribution to us. As of December 31, 2012, our subsidiaries had $1,266.0 million of indebtedness and other liabilities (including trade payables but excluding intercompany items and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP), all of which would be structurally senior to the notes.

In addition, the indentures governing the notes will permit us and our subsidiaries to incur significant amounts of additional indebtedness, including secured indebtedness. In the event that we are declared bankrupt, become insolvent or liquidate or reorganize, our assets that serve as collateral under any such secured indebtedness would be made available to satisfy the obligations under the secured indebtedness before those assets may be used to satisfy our obligations with respect to the notes. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less, ratably, than holders of secured indebtedness.

Our debt agreements allow us and our subsidiaries to incur significantly more debt, which could exacerbate the other risks described herein.

The terms of our debt instruments, including the indentures governing the notes offered hereby, permit us and our subsidiaries to incur additional indebtedness. Additional debt may be necessary for many reasons, including to adequately respond to competition, to comply with regulatory requirements related to our service obligations or for financial reasons alone. Incremental borrowings or borrowings at maturity on terms that impose additional financial risks to our various efforts to improve our operating results and financial condition could exacerbate the other risks described herein.

Our revolving credit line and other debt instruments have restrictive covenants that could limit our financial flexibility.

The indentures related to the notes and our 7.00% senior notes due 2021, our term loan facility and our revolving credit line contain financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our ability to borrow under our revolving credit line is subject to compliance with certain financial covenants, including leverage and interest coverage ratios. Our revolving credit line and term loan facility include other restrictions that, among other things, limit our ability to incur indebtedness; grant liens; engage in mergers, consolidations and liquidations; make asset dispositions, restricted payments and investments; enter into transactions with affiliates; and amend, modify or prepay certain indebtedness. The indenture related to the notes will contain limitations on our ability to effect mergers and change of control events, as well as other limitations, including:

•	limitations on the declaration and payment of dividends or other restricted payments;

•	limitations on incurring additional indebtedness or issuing preferred stock;

•	limitations on the creation of certain liens;

•	limitations on incurring restrictions on the ability of certain of our subsidiaries to pay dividends or other payments;

•	limitations on transactions with affiliates; and

•	limitations on the sale of assets.

Our failure to comply with these covenants could result in an event of default that, if not cured or waived, could result in the acceleration of all of our debts. We do not have sufficient working capital to satisfy our debt obligations in the event of an acceleration of all or a significant portion of our outstanding indebtedness.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of a change of control (as defined in “Description of Notes—Change of Control”), we will be required to make an offer to purchase each holder’s notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to, but not including, the date of repurchase.

If we experience a change of control, we may not have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to repurchase the notes as required under the indentures governing the notes would result in a default under the indenture, which could result in defaults under our and our subsidiaries’ other debt agreements and have material adverse consequences for us and the holders of the notes. See “Description of Notes—Change of Control.” Moreover, if holders of the notes elect to have their notes repurchased by us (or holders of our other existing and future debt securities such as our 7.00% Senior Notes due 2021 that have a similar right to require us to repurchase their securities upon such a change on control elect to have their debt securities repurchased by us) it could cause a default under our existing or future debt, even if the change of control itself does not result in a default under existing or future debt, due to the financial effect of such repurchase on us.

The terms of the indenture and the notes provide only limited protection against significant corporate events that could affect adversely your investment in the notes.

While the indentures and the notes contain terms intended to provide protection to holders upon the occurrence of certain events involving significant corporate transactions or our creditworthiness, these terms are limited and may not be sufficient to protect your investment in the notes. As described under “Description of the Notes—Change of Control,” upon the occurrence of a change of control, we will be required to make an offer to purchase each holder’s notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to, but not including, the date of repurchase. However, the change of control provisions may not protect you if we undergo a highly leveraged transaction, reorganization, restructuring, acquisition or similar transaction that may negatively affect the value of your notes unless the transaction is included within the definition of a change of control. If we were to enter into a significant corporate transaction that would negatively affect the value of the notes, but that would not constitute a change of control triggering event, you would not have any rights to require us to repurchase the notes prior to their maturity, which also would adversely affect your investment.

An active trading market for the notes may not develop or be maintained; many factors affect the trading market and value of the notes.

The notes are a new issue of securities with no trading history or established trading market. We cannot assure you that a trading market for the notes will ever develop or, if a trading market develops, that it will be maintained or provide adequate liquidity, that holders will be able to sell any of the notes at a particular time (if at all) or that the prices holders receive if or when they sell the notes will be above their initial offering price. We have not applied, and do not intend to apply, for the listing of the notes on any automated dealer quotation system.

The market valuation of the notes may be exposed to substantial volatility.

A real or perceived economic downturn or higher interest rates could cause a decline in the value of the notes, and to high-yield bonds generally, and thereby negatively impact the market for high-yield bonds, and more specifically, the notes. Because the notes may be thinly traded, it may be more difficult to sell and accurately value the notes. In addition, as has been evident in the recent volatility in the global financial markets, the present economic slowdown and the uncertainty over its breadth, depth and duration, the entire high-yield bond market can experience sudden and sharp price swings, which can be exacerbated by large or sustained sales by major investors in the notes, a high-profile default by another issuer, or simply a change in the market’s psychology regarding high-yield notes.

Our credit ratings may not reflect all of the risks of an investment in the notes.

The credit ratings on the notes may not reflect the potential impact of all of the risks related to structure and other factors on the value of the notes. In addition, actual or anticipated changes in our credit ratings will generally affect the market value of the notes.

We may invest or spend the net proceeds of this offering in ways with which you may not agree and in ways that may not earn a profit.

We intend to use the net proceeds of this offering to redeem our outstanding 8.125% Senior Notes due 2018 pursuant to the optional redemption provisions of such notes and for general corporate purposes, which may include capital expenditures, distributions to our stockholders in connection with our proposed conversion to a REIT, working capital and potential acquisitions and strategic transactions. From time to time we evaluate potential strategic transactions and acquisitions of businesses, technologies or products. Currently, we do not have any agreements or understandings with respect to any such material strategic transactions or acquisitions. However, we will retain broad discretion over the use of the net proceeds from this offering. You may not agree with the ways we decide to use these proceeds, and our use of the proceeds may not yield any profits.

If the notes are rated investment grade at any time by both Standard & Poor’s and Moody’s, most of the restrictive covenants contained in the indenture governing the notes will be suspended.

If, at any time, the credit rating on the notes, as determined by both Standard & Poor’s and Moody’s, equals or exceeds BBB- and Baa3, respectively, or any equivalent replacement ratings, we will not be subject to most of the restrictive covenants and certain events of default contained in the indentures governing the notes. As a result, you may have less credit protection than you will at the time the notes are issued. In the event that one or both of the ratings later drops below investment grade, we will thereafter again be subject to such restrictive covenants and events of default.

Use of proceeds

We estimate that we will receive net proceeds of approximately $1.48 billion from the offering, after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us. We intend to use such net proceeds to redeem our outstanding 8.125% Senior Notes due 2018 pursuant to the optional redemption provisions of such notes and for general corporate purposes, which may include capital expenditures, distributions to our stockholders in connection with our proposed conversion to a REIT, working capital and potential acquisitions and strategic transactions. Certain of the underwriters may hold positions in our 8.125% Senior Notes due 2018 and may be repaid with a portion of the net proceeds of this offering. From time to time we evaluate potential strategic transactions and acquisitions of businesses, technologies or products. Currently, however, we do not have any agreements or understandings with respect to any such material strategic transactions or acquisitions. As of December 31, 2012 the outstanding aggregate principal amount of the 8.125% Senior Notes due 2018 was $750.0 million.

In accordance with tax rules applicable to REIT conversions, we expect to issue a special distribution to Equinix stockholders of undistributed accumulated earnings and profits of approximately $700 to $1,100 million, which we expect to pay out in a combination of up to 20% in cash and at least 80% in shares of our common stock. We expect to make the E&P distribution only after receiving a favorable PLR from the IRS and anticipate making a significant portion of the E&P distribution before 2015, with the balance to be distributed in 2015. In addition we intend to declare regular distributions to our stockholders if we convert to a REIT.

Ratio of earnings to fixed charges

The following table sets forth our consolidated ratio of earnings to fixed charges:

	Years ended December 31,					Pro forma(1)
	2008	2009	2010	2011	2012	2012

Ratio of earnings to fixed charges	1.2x	1.9x	1.2x	1.5x	1.6x	1.3x

In calculating the ratio of earnings to fixed charges, earnings consist of net income (loss) from continuing operations before income tax expense and fixed charges. Fixed charges consist of interest expense, including such portion of rental expense that was attributed to interest, and amortization of capitalized interest. The portion of rent expense that was attributed to interest represents a reasonable approximation of the interest factor.

(1)	Pro forma ratio of earnings to fixed charges gives effect to the sale of the notes and the application of the net proceeds therefrom to redeem our outstanding 8.125% Senior Notes due 2018.

Capitalization

The following table sets forth our cash, cash equivalents and short-term and long-term investments and current portion of our indebtedness and our capitalization as of December 31, 2012:

•	on an actual basis; and

•

on an as adjusted basis to reflect (i) the sale of an aggregate of $1.5 billion of notes offered hereby, after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us as described in “Use of Proceeds” and (ii) the application of the estimated net proceeds therefrom to redeem all of the outstanding 8.125% senior notes due 2018, as described under “Use of Proceeds.”

This table should be read in conjunction with the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes from the 2012 Annual Report incorporated by reference in this prospectus.

	As of December 31, 2012
	Actual	As adjusted

	(dollars in thousands)
Cash, cash equivalents and short-term and long-term investments	$546,524	$1,160,918	(1)

Current portion of capital lease and other financing obligations	$15,206	$15,206

Current portion of loans payable	$52,160	$52,160

Long-term debt, net of current portion:
Capital lease and other financing obligations	$545,853	$545,853
Loans payable	188,802	188,802
4.875% senior notes due 2020 offered hereby(2)	—	500,000
5.375% senior notes due 2023 offered hereby(2)	—	1,000,000
7.00% senior notes due 2021	750,000	750,000
8.125% senior notes due 2018	750,000	—
Convertible debt(3)	708,726	708,726

Total long-term debt	2,943,381	3,693,381

Redeemable non-controlling interests	84,178	84,178

Total stockholders’ equity	2,335,273	2,210,087

Total capitalization	$5,362,832	$5,987,646

(1)	Reflects receipt of $1.48 billion of estimated net proceeds from this offering, after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us, and the subsequent deposit of approximately $865.8 million with the trustee for the 2018 notes to discharge the indenture for those notes and application of such funds to redeem the 2018 notes (presented as if we had deposited such funds with the trustee for the 2018 notes on December 31, 2012, with a redemption of the 2018 notes 30 days later). At the closing of this offering, the actual amount we expect to deposit with the trustee for the 2018 notes to discharge the indenture for those notes will be approximately $836.4 million, assuming a redemption of the 2018 notes 30 days after closing. Such deposited funds are expected to be recorded as restricted cash, and the 2018 notes would remain outstanding, notwithstanding such deposit and the related discharge, until the redemption date for the 2018 notes.

(2)	An aggregate of $1.5 billion of notes will be issued, allocated among 2020 and 2023 notes.

(3)	Convertible debt consists of $396.0 million aggregate principal amount of our 3.00% convertible subordinated notes due 2014 and $373.7 million aggregate principal amount of our 4.75% convertible subordinated notes due 2016 outstanding as of December 31, 2012, less amount representing debt discount.

Description of notes

This section describes the 4.875% senior notes due 2020 (the “2020 notes”) and the 5.375% senior notes due 2023 (the “2023 Notes” and together with the 2020 notes, the “notes”) that will be issued by the Company. The Company will issue each series of notes under a separate indenture (each an “Indenture”) between itself and U.S. Bank National Association, as Trustee (the “Trustee”). The following is a summary of the material provisions of the Indentures. The Indentures will comply with the Trust Indenture Act of 1939. The terms of the notes include those stated in the applicable Indenture and those made part of the applicable Indenture by reference to certain provisions of the Trust Indenture Act. You can find definitions of certain capitalized terms used in this description under “—Certain Definitions.”

For purposes of this section, references to the “Company” include only Equinix, Inc. and not its subsidiaries. You are encouraged to read the Indenture because it, and not this description, defines your rights as a holder of the notes. Copies of the Indenture are available upon request to the Company at the address indicated under “Where You Can Find Additional Information” in this prospectus.

The Company will issue the notes in fully registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Trustee will initially act as Paying Agent and Registrar for the notes. The notes may be presented for registration or transfer and exchange at the offices of the Registrar. The Company may change any Paying Agent and Registrar without notice to holders of the notes (the “Holders”). The Company will pay principal (and premium, if any) on the notes at the Trustee’s corporate trust office. At the Company’s option, interest may be paid at the Trustee’s corporate trust office or by check mailed to the registered address of Holders.

Principal, maturity and interest

The Company is issuing $500.0 million aggregate principal amount of 2020 notes and $1,000.0 million aggregate principal amount of 2023 notes in this offering and, subject to compliance with the limitations described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness,” may issue an unlimited principal amount of additional 2020 notes or 2023 notes at later dates under the same Indenture as the 2020 notes and the 2023 notes, respectively (the “Additional Notes”). Any Additional Notes that the Company issues in the future will be identical in all respects to the 2020 notes or the 2023 notes, as applicable and will be treated as a single class for all purposes under the applicable Indenture with the applicable series of notes offered hereby, except that such Additional Notes will have different issuance dates and may have different issuance prices; provided that if any such Additional Notes are not fungible with the applicable series of notes offered hereby for U.S. federal income tax purposes, such Additional Notes will have one or more separate CUSIP numbers. Unless the context requires otherwise, references to “2020 notes”, “2023 notes” or “notes” for all purposes of the applicable Indenture and this “Description of Notes” include any Additional Notes that are actually issued.

The 2020 notes will mature on April 1, 2020 and the 2023 notes will mature on April 1, 2023.

Interest on the 2020 notes will accrue at a rate of 4.875% per annum. Interest on the 2023 notes will accrue at a rate of 5.375% per annum. Interest on the notes will be payable semiannually in arrears on April 1 and October 1, commencing on October 1, 2013. The Company will pay interest to those persons who were holders of record on the March 15 or September 15 immediately preceding each interest payment date. Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The notes will not be entitled to the benefit of any mandatory sinking fund.

Ranking

The notes will be general senior obligations of the Company. The Holders’ right to payment under these notes will be:

•

effectively subordinated to all of the existing and any future secured indebtedness of the Company, including debt outstanding under any Bank Facility or secured by any mortgage, to the extent of the assets securing such debt;

•	structurally subordinated to any existing and future indebtedness and other liabilities (including trade payables) of any Subsidiaries of the Company;

•	equal in right of payment to all existing and any future senior indebtedness of the Company; and

•	senior in right of payment to any existing and future subordinated indebtedness of the Company.

At December 31, 2012, after giving effect to the sale of the notes and the application of the net proceeds therefrom to redeem the Company’s outstanding 8.125% Senior Notes due 2018, as more fully described under “Use of Proceeds”;

•	the Company would have had total consolidated indebtedness of approximately $3.8 billion, approximately $753.2 million of which would have represented secured indebtedness of Equinix;

•	the Company would have had additional commitments under its $750 million credit facility available to it of $528.2 million, all of which would have been secured indebtedness if borrowed; and

•

the Subsidiaries of the Company had approximately $1.3 billion of indebtedness and other liabilities (including trade payables but excluding intercompany items and liabilities of a type not required to be reflected on a balance sheet of such Subsidiaries in accordance with GAAP), all of which would have been structurally senior to the notes.

Redemption

Other than as set forth below, the notes are not redeemable prior to maturity.

2020 notes

At any time prior to April 1, 2016, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the 2020 notes (calculated giving effect to any issuance of Additional Notes of such series) outstanding under the 2020 notes Indenture, at a redemption price equal to 104.875% of the principal amount of the 2020 notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that

(1) at least 65% of the aggregate principal amount of the 2020 notes (calculated giving effect to any issuance of Additional Notes of such series) issued under the 2020 notes

Indenture remains outstanding immediately after the occurrence of such redemption (excluding 2020 notes held by the Company and its subsidiaries); and

(2) the redemption must occur within 90 days of the date of the closing of such Equity Offering.

On or after April 1, 2017, the Company may redeem all or a part of the 2020 notes, on any one or more occasions, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date, if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

Redemption price of the 2020 notes
2017	102.438%
2018	101.219%
2019 and thereafter	100.000%

At any time prior to April 1, 2017, the Company may also redeem all or a part of the 2020 notes at a redemption price equal to 100% of the principal amount of 2020 notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the date of redemption (the “Redemption Date”), subject to the rights of Holders of record of 2020 notes on the relevant record date to receive interest due on the relevant interest payment date.

2023 Notes

At any time prior to April 1, 2016, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the 2023 notes (calculated giving effect to any issuance of Additional Notes of such series) outstanding under the 2023 notes Indenture, at a redemption price equal to 105.375% of the principal amount of the 2023 notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that

(1) at least 65% of the aggregate principal amount of the 2023 notes (calculated giving effect to any issuance of Additional Notes of such series) issued under the 2023 notes Indenture remains outstanding immediately after the occurrence of such redemption (excluding 2023 notes held by the Company and its subsidiaries); and

(2) the redemption must occur within 90 days of the date of the closing of such Equity Offering.

On or after April 1, 2018, the Company may redeem all or a part of the 2023 notes, on any one or more occasions, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date, if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

Redemption price of the 2023 notes

2018	102.688%
2019	101.792%
2020	100.896%
2021 and thereafter	100.000%

At any time prior to April 1, 2018, the Company may also redeem all or a part of the 2023 notes at a redemption price equal to 100% of the principal amount of 2023 notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the Redemption Date, subject to the rights of Holders of record of 2023 notes on the relevant record date to receive interest due on the relevant interest payment date.

Selection and notice of redemption

In the event that the Company chooses to redeem less than all of an applicable series of notes, selection of the notes for redemption will be made by the Trustee:

1. in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or

2. if the notes are not listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate;

subject in each case to DTC procedures.

No notes of a principal amount of $2,000 or less shall be redeemed in part. Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, provided that, if the redemption notice is issued in connection with a defeasance of the notes or satisfaction and discharge of the Indenture governing the notes, the notice of redemption may be delivered more than 60 calendar days before the date of redemption. If any note is to be redeemed in part only, then the notice of redemption that relates to such note must state the portion of the principal amount thereof to be redeemed. A new note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note (or appropriate adjustments to the amount and beneficial interests in a global note will be made). On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price. Any redemption or notice of redemption may, at our discretion, be subject to one or more conditions precedent.

Mandatory redemption; offers to purchase; open market purchases

We are not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase notes as described under “—Change of Control” and “—Certain Covenants—Limitation on Asset Sales.” We may at any time and from time to time purchase notes in the open market or otherwise, subject to compliance with applicable securities laws.

Holding company structure

The Company is a holding company for its Subsidiaries. Substantially all of the Company’s operations are conducted through its Subsidiaries and the Company derives substantially all its revenues from its Subsidiaries, and substantially all of its operating assets are owned by its Subsidiaries. Accordingly, the Company is dependent upon the distribution of the earnings of its Subsidiaries, whether in the form of dividends, advances or payments on account of intercompany obligations, to service its debt obligations. In addition, the claims of the Holders are subject to the prior payment of all liabilities (whether or not for borrowed money) and to any preferred stock interest of such Restricted Subsidiaries. There can be no assurance that, after providing for all prior claims, there would be sufficient assets available from the Company and its Subsidiaries to satisfy the claims of the Holders of notes. See “Risk Factors—Our subsidiaries will not guarantee the notes. We depend in large part on the cash flow from our subsidiaries to meet our obligations, and your claims will be subordinated to all of the creditors of these subsidiaries.”

Guarantees

On the Issue Date, the notes will not be guaranteed by any of the Company’s Subsidiaries. To the extent that, in the future, any Domestic Restricted Subsidiary of the Company becomes a Guarantor pursuant to the “Subsidiary Guarantees” covenant, such Guarantor will unconditionally, jointly and severally guarantee the Company’s obligations under the applicable Indenture and the applicable series of notes on a senior unsecured basis. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Change of control

Upon the occurrence of a Change of Control, unless the Company or a third party has previously or concurrently mailed a redemption notice with respect to all outstanding notes as described under “—Redemption,” the Company will be required to make an offer to purchase each Holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase.

Within 30 days following the date upon which the Change of Control occurred, the Company must send, or cause the Trustee to send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days after the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). Holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed and specifying the portion (equal to $2,000 and integral multiples of $1,000 in excess thereof) of such Holder’s notes that it agrees to sell to the Company pursuant to the Change of Control Offer, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the purchase price for all the notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding notes pursuant to a Change of Control Offer, the Company expects that it would seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing. In addition, there can be no assurance that the Company would be able to obtain the consents necessary to consummate a Change of Control Offer from the lenders under agreements governing outstanding Indebtedness that may in the future prohibit the Change of Control Offer. The failure to consummate a Change of Control Offer would constitute an Event of Default under the Indenture. See “Risk Factors—We may not be able to repurchase the notes upon a change of control” for more information.

One of the events that constitutes a Change of Control under the Indentures is the disposition of “all or substantially all” of the Company’s assets. This term has not been interpreted under New York law, which is the governing law of the Indentures, to represent a specific quantitative test. As a consequence, if Holders of the notes assert that the Company is required to make a Change of Control Offer and the Company elects to contest such assertion, there is uncertainty as to how a court interpreting New York law would interpret the term. Neither the Board of Directors of the Company nor the Trustee may waive the covenant of the Company to make a Change of Control Offer following a Change of Control. Restrictions in the Indentures described herein on the ability of the Company and its Subsidiaries to incur additional Indebtedness, to grant Liens on the property of the Company and the Restricted Subsidiaries and to make Restricted Payments may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management or stockholders of the Company. There can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect a Change of Control Offer. Such restrictions may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by their respective management. However, the Indentures may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, amalgamation, restructuring, merger or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer. The Company (or a third party) may make a Change of Control Offer in advance of, and conditioned upon, any Change of Control.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indentures, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Change of Control” provisions of the Indentures by virtue thereof.

Certain covenants

The Indentures will contain, among others, the following covenants:

Suspension of covenants.

During any period of time that: (i) the notes have Investment Grade Ratings from two Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Company and its Restricted Subsidiaries will not be subject to the following provisions of the applicable Indenture:

(1) “—Limitation on Incurrence of Additional Indebtedness;”

(2) “—Limitation on Restricted Payments;”

(3) “—Limitation on Asset Sales;”

(4) “—Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries;”

(5) “—Limitation on Preferred Stock of Domestic Restricted Subsidiaries;”

(6) clause 2 of the first paragraph of “—Consolidation, Merger and Sale of Assets;”

(7) “— Limitations on Transactions with Affiliates;” and

(8) “—Subsidiary Guarantees,”

(collectively, the “Suspended Covenants”). Upon the occurrence of a Covenant Suspension Event, the Guarantees, if any, of any Guarantors will also be suspended as of such date (the “Suspension Date”). In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the notes below an Investment Grade Rating, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events and the Guarantees, if any, of any Guarantors will be reinstated if such Guarantees are then required by the terms of the applicable Indenture. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

On the Reversion Date, all Indebtedness incurred, or Disqualified Capital Stock or Preferred Stock issued, during the Suspension Period will be classified as having been incurred or issued pursuant to paragraph (a) of “—Limitation on Incurrence of Additional Indebtedness” below or one of the clauses set forth in paragraph (b) of “—Limitation on Incurrence of Additional Indebtedness” below (to the extent such Indebtedness or Disqualified Capital Stock or Preferred Stock would be permitted to be incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Capital Stock or Preferred Stock would not be so permitted to be incurred or issued pursuant to paragraph (a) or (b) of “—Limitation on Incurrence of Additional Indebtedness,” such Indebtedness or Disqualified Capital Stock or Preferred Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (3) of paragraph (b) of “—Limitation on Incurrence of Additional Indebtedness.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on Restricted Payments.” As described above, however, no Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Company or its Restricted Subsidiaries during the Suspension Period.

Limitation on incurrence of additional indebtedness.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness); provided that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company or any of its Restricted Subsidiaries may incur Indebtedness if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company would have been greater than 2.0 to 1.0; provided that the amount of Indebtedness that may be incurred and Disqualified Capital Stock or Preferred Stock that may be issued pursuant to the foregoing by any Restricted Subsidiaries that are not Guarantors (other than borrowings under a Bank Facility which is secured by Liens incurred pursuant to clause 2(a) of the “—Limitation on Liens” covenant) shall not exceed $100.0 million at any one time outstanding.

(b) The foregoing will not apply to (collectively, “Permitted Indebtedness”):

1. Indebtedness under the notes (other than any Additional Notes) issued on the Issue Date;

2. Indebtedness incurred pursuant to any Bank Facility in an aggregate principal amount at any one time outstanding not to exceed $750.0 million;

3. other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date (other than Indebtedness under clauses 1, 2 or 18 of this paragraph (b)) reduced by the amount of any scheduled amortization payments, mandatory prepayments when actually paid, conversions or permanent reductions thereof;

4. Interest Swap Obligations of the Company or any Restricted Subsidiary of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided that such Interest Swap Obligations are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates on its outstanding Indebtedness incurred without violation of the Indenture to the extent the notional principal amount of such Interest Swap Obligation does not, at the time of the incurrence thereof, exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

5. Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the

Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

6. Indebtedness of a Restricted Subsidiary of the Company owing to and held by the Company or a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Wholly Owned Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture, in each case subject to no Lien held by a Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture; provided that if as of any date any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (6) by the issuer of such Indebtedness;

7. Indebtedness of the Company owing to and held by a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture, in each case subject to no Lien other than a Lien permitted under the Indenture; provided that if as of any date any Person other than a Wholly Owned Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause 7 by the Company;

8. Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five business days of incurrence;

9. Indebtedness of the Company or any of its Restricted Subsidiaries in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety, bid, appeal or similar bonds, completion guarantees, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof) in the ordinary course of business;

10. Indebtedness represented by Capitalized Lease Obligations, mortgage financings and Purchase Money Indebtedness of the Company and its Restricted Subsidiaries not to exceed (together with any Refinancing Indebtedness with respect thereto) 10.0% of Total Assets at any one time outstanding;

11. Refinancing Indebtedness;

12. Indebtedness of the Company or any Restricted Subsidiary consisting of “earn-out” obligations, guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets (including Capital Stock);

13. Indebtedness incurred by the Company or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees or similar instruments issued or created in the ordinary course of business, including in respect of health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 60 days following the incurrence thereof;

14. Indebtedness in respect of Sale and Leaseback Transactions in an aggregate amount not to exceed $200.0 million at any one time outstanding;

15. Acquired Indebtedness, if on the date that such Indebtedness is incurred, after giving pro forma effect thereto, (A) the Company or such Restricted Subsidiary, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the first paragraph above under this covenant, or (B) the Consolidated Fixed Charge Coverage Ratio of the Company would be no less than the Consolidated Fixed Charge Coverage Ratio of the Company immediately prior to the date such Indebtedness is incurred;

16. Additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount (or accreted value) not to exceed $200.0 million at any one time outstanding (which amounts may, but need not, be incurred in whole or in part under the Bank Facility); provided that the amount of Indebtedness that may be incurred pursuant to this clause 16 by any Restricted Subsidiaries (other than borrowings under a Bank Facility which is secured by Liens incurred pursuant to clause 2(a) of the “—Limitation on Liens” covenant) that are not Guarantors shall not exceed $100.0 million at any one time outstanding;

17. Indebtedness represented by guarantees by the Company or its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred under the Indenture; provided that, in the case of a guarantee by a Restricted Subsidiary, such Restricted Subsidiary complies with the “Subsidiaries Guarantees” covenant to the extent applicable; and

18. Permitted Foreign Subsidiary Debt.

(c) For purposes of determining compliance with this “Limitation on Incurrence of Additional Indebtedness” covenant, in the event that all or a portion of an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses 1 through 18 of paragraph (b) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness, in whole or in part, in any manner that complies with this covenant; provided that all Indebtedness outstanding under the Bank Facility up to the maximum amount permitted under clause 2 of paragraph (b) above shall be deemed to have been incurred pursuant to clause 2 of paragraph (b). Accrual of interest, whether payable in cash or in kind, accretion or amortization of original issue discount, imputed interest, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Preferred Stock of a Restricted Subsidiary or Disqualified Capital Stock, as applicable, for purposes of this “Limitation on Incurrence of Additional Indebtedness” covenant.

(d) In addition, the Company will not, and will not permit any Restricted Subsidiary that becomes a Guarantor to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is expressly subordinated in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the notes or the applicable Guarantee, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Guarantor, as the case may be. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Guarantor solely by virtue of such Indebtedness being unsecured or by virtue of the fact that the holders of such Indebtedness have entered into one or more intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

(e) For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is Refinancing Indebtedness incurred to Refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be incurred pursuant to this covenant will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

Limitation on restricted payments.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

1. declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company’s Capital Stock to holders of such Capital Stock;

2. purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company;

3. make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, earlier than one year prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness; or

4. make any Investment (other than Permitted Investments)

(each of the foregoing actions set forth in clauses 1, 2, 3 and 4 being referred to as a “Restricted Payment”); if at the time of such Restricted Payment or immediately after giving effect thereto,

(i) a Default or an Event of Default shall have occurred and be continuing;

(ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the first paragraph under the “Limitation on Incurrence of Additional Indebtedness” covenant; or

(iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of the Company) shall exceed the sum of:

(v) an amount equal to the Company’s Consolidated EBITDA for the period from January 1, 2013 to the end of the Company’s most recently ended fiscal quarter for which financial statements are available at the time of such Restricted Payment (the “Basket Period”) less the product of 1.4 times the Company’s Consolidated Interest Expense for the Basket Period; plus

(w) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to January 1, 2013 and on or prior to the date the Restricted Payment occurs (the “Reference Date”) of Qualified Capital Stock of the Company or warrants, options or other rights to acquire Qualified Capital Stock of the Company (but excluding any debt security that is convertible into, or exchangeable for, Qualified Capital Stock, until such debt security has been converted into, or exchanged for, Qualified Capital Stock); plus

(x) without duplication of any amounts included in clause (iii)(w) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company’s Capital Stock subsequent to the Issue Date and on or prior to the Reference Date (excluding, in the case of clauses (iii)(w) and (y), any net cash proceeds from any equity offering to the extent used to redeem the notes in compliance with the provisions set forth under “—Redemption”); plus:

(y) without duplication, the sum of:

1. the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made subsequent to the Issue Date whether through interest payments, principal payments, dividends or other distributions or payments;

2. the net cash proceeds received by the Company or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Subsidiary of the Company);

3. upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (except to the extent the Investment constituted a Permitted Investment), the fair market value of such Subsidiary as of the date of such redesignation; and

4. net cash dividends or other net cash distributions paid to the Company or any Restricted Subsidiary of the Company from any Unrestricted Subsidiaries of the Company; plus:

(z) $225.0 million;

provided that the sum of clauses (1), (2), (3) and (4) above shall not exceed the aggregate amount of all such Investments made subsequent to the Issue Date.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

1. the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

2. the acquisition of any shares of Capital Stock of the Company, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

3. the acquisition of any Subordinated Indebtedness either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (a) shares of Qualified Capital Stock of the Company or (b) Refinancing Indebtedness;

4. repurchases by the Company of Common Stock of the Company from officers, directors and employees of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees or termination of their seat on the board of the Company in an aggregate amount not to exceed $10.0 million in any calendar year;

5. repurchases of Capital Stock deemed to occur upon the exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price and related statutory withholding taxes of such options or warrants;

6. payments of dividends on Disqualified Capital Stock or Preferred Stock of any Restricted Subsidiary, the incurrence or issuance of which was permitted by the applicable Indenture;

7. cash payments in lieu of the issuance of fractional shares in connection with (i) the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company or (ii) a merger, consolidation, amalgamation or other combination involving the Company or any of its Subsidiaries;

8. the retirement of any shares of Disqualified Capital Stock of the Company by conversion into, or by exchange for, shares of Disqualified Capital Stock of the Company or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) or other shares of Disqualified Capital Stock of the Company;

9. in the event of a Change of Control, and if no Default or Event of Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Company or any Guarantor, in each case at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness, plus accrued and unpaid interest thereon; provided that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer with respect to the notes offered hereby as a result of such Change of Control and has repurchased all notes validly tendered and not withdrawn in connection with such Change of Control Offer;

10. in the event of an Asset Sale that requires the Company to offer to repurchase notes pursuant to the covenant described under “Limitation on Asset Sales,” and if no Default or Event of Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Company or any Guarantor, in each case at a purchase price not greater than 100% of the principal amount of such Subordinated Indebtedness, plus accrued and unpaid interest thereon; provided that (A) prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company has made an offer with respect to the notes offered hereby pursuant to the provisions of the covenant described under “Limitation on Asset

Sales” and has repurchased all notes validly tendered and not withdrawn in connection with such offer and (B) the aggregate amount of all such payments, purchases, redemptions, defeasances or other acquisitions or retirements of all such Subordinated Indebtedness may not exceed the amount of the Net Cash Proceeds Amount remaining after the Company has complied with clause (3) of the covenant described under “Limitation on Asset Sales”;

11. the conversion, repayment, repurchase, redemption or other retirement (whether for cash or otherwise) of, or the payment of interest in respect of, the 2016 Convertible Notes; and

12. other Restricted Payments in an aggregate amount not to exceed $200.0 million after the Issue Date.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1) and (4) shall be included in such calculation.

Notwithstanding the foregoing, the Company may (i) declare or pay any dividend or make any distribution on or in respect of shares of the Company’s Capital Stock to holders of such Capital Stock, so long as (A) such dividend or distribution is intended to be part of a distribution of the Company’s earnings and profits to satisfy Section 857(a)(2) of the Code, whether such dividend or distribution is made before, during or after the first taxable year the Company intends in good faith to be a REIT and (B) no Default or Event of Default shall have occurred and be continuing, and (ii) make any cash payments on the Company’s outstanding convertible notes to satisfy anti-dilution provisions in such notes as a result of any dividends or distributions made pursuant to (i) of this paragraph.

Limitation on asset sales.    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless:

1. the Company or such Restricted Subsidiary, as the case may be, receives consideration therefor at the time of such Asset Sale at least equal to the fair market value at the time of such Asset Sale of the property, assets or stock sold or otherwise disposed of (as determined in good faith by the Company’s Board of Directors);

2. at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash, Cash Equivalents and/or Replacement Assets (as defined) and is received at the time of such disposition; provided that, for purposes of this clause 2, (a) the amount of any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated in right of payment to the notes or any Guarantee of a Guarantor) that are assumed by the transferee of any such assets, (b) the fair market value of any securities or other assets received by the Company or any such Restricted Subsidiary in exchange for any such assets that are converted into cash or Cash Equivalents within 360 days after such Asset Sale and (c) any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this subclause (c) that is at that time outstanding, not to exceed the greater of 1.0% of Total Assets and $50.0 million at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), in each case shall be deemed to be cash for purposes of this provision; and

3. upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either:

(a) to permanently reduce Indebtedness under a Bank Facility or to permanently repay any secured Indebtedness (other than Subordinated Indebtedness) of the Company or any Restricted Subsidiary or any Indebtedness of any Restricted Subsidiary that is not a Guarantor;

(b) to make an investment in properties and assets (including Capital Stock) that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used in the business of the Company and its Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto (“Replacement Assets”);

(c) to repay other Pari Passu Indebtedness; provided that the Company shall also equally and ratably reduce Indebtedness under the notes by making an offer (in accordance with the procedures set forth below for a Net Proceeds Offer) to all Holders to purchase the pro rata principal amount of notes, in each case at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the repurchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); and/or

(d) a combination of prepayment and investment permitted by the foregoing clauses (a)-(c);

provided that in the case of an investment in Replacement Assets pursuant to clause (b) or (d) above, a binding commitment shall be treated as a permitted application of the Net Cash Proceeds from the date of such commitment and, in the event such binding commitment is later cancelled or terminated for any reason before such Net Cash Proceeds are so applied, the Company or such Restricted Subsidiary enters into another binding commitment within 180 days of such cancellation or termination of the prior binding commitment.

Pending the final application of such Net Cash Proceeds, the Company may temporarily reduce borrowings under the Bank Facility or any other revolving credit facility or otherwise invest the Net Cash Proceeds in any manner not prohibited by the applicable Indenture. On the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses 3(a)–(d) of the preceding paragraph (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds (rounded down to the nearest $1,000) that has not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses 3(a)–(d) of the preceding paragraph or the last provision of this paragraph (each a “Net Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) to all Holders of the applicable series of notes and, to the extent required by the terms of any Pari Passu Indebtedness, to all holders of Pari Passu Indebtedness, on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders of the applicable series of notes (and holders of any such Pari Passu Indebtedness) on a pro rata basis, the maximum amount of notes of the applicable series and Pari Passu Indebtedness equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the notes of the applicable series and Pari Passu Indebtedness to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $25.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $25.0 million, shall be applied as required pursuant to this covenant).

In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under “—Merger, Consolidation and Sale of Assets,” which transaction does not constitute a Change of Control, the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

Each Net Proceeds Offer will be mailed to the record Holders of the applicable series of notes as shown on the register of Holders of the applicable series of notes within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders of the applicable series of notes may elect to tender their notes in whole or in part (in minimum amounts of $2,000 and integral multiples of $1,000 in excess thereof) in exchange for cash. To the extent such Holders properly tender notes and holders of Pari Passu Indebtedness properly tender such Pari Passu Indebtedness in an amount exceeding the Net Proceeds Offer Amount, the tendered notes and Pari Passu Indebtedness will be purchased on a pro rata basis based on the aggregate amount of notes and Pari Passu Indebtedness tendered (and the Trustee shall select the tendered notes of tendering Holders on a pro rata basis based on the amount of notes and Pari Passu Indebtedness tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer or shorter period as may be required or permitted, respectively, by law. If any Net Cash Proceeds remain after the consummation of any Net Proceeds Offer, the Company may use those Net Cash Proceeds for any purpose not otherwise prohibited by the Indenture. Upon completion of each Net Proceeds Offer, the amount of Net Cash Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the applicable Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of the applicable Indenture by virtue thereof.

Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

1. pay dividends or make any other distributions on or in respect of its Capital Stock;

2. make loans or advances to the Company or any other Restricted Subsidiary or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or

3. transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except in each case for such encumbrances or restrictions existing under or by reason of:

(a) applicable law, rule, regulation or order;

(b) the Indenture, the notes and any Guarantees;

(c) customary non-assignment provisions of any contract or any lease, license or sublicense governing a leasehold interest of any Restricted Subsidiary of the Company;

(d) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(e) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

(f) the Bank Facility, an agreement governing other Pari Passu Indebtedness permitted to be incurred under the Indenture or, with respect to a Restricted Subsidiary, an agreement evidencing Indebtedness incurred not in violation of the Indenture; provided that, with respect to any agreement governing such other Pari Passu Indebtedness or other Indebtedness, as the case may be, the provisions relating to such encumbrance or restriction are no less favorable to the Company or Restricted Subsidiary, as the case may be, in any material respect as determined by the Board of Directors of the Company in its reasonable and good faith judgment than the provisions contained in the Bank Facility, in the case of such other Pari Passu Indebtedness, and the agreements of such Restricted Subsidiary, in the case of such other Indebtedness, in each case as in effect on the Issue Date;

(g) restrictions on the transfer of assets subject to any Lien permitted under the applicable Indenture imposed by the holder of such Lien;

(h) restrictions imposed by any agreement to sell assets or Capital Stock permitted under the applicable Indenture to any Person pending the closing of such sale;

(i) such encumbrances or restrictions being binding on a Restricted Subsidiary at such time as such Restricted Subsidiary first becomes a Restricted Subsidiary, provided that such encumbrances or restrictions are not entered into solely in contemplation of such Person becoming a Restricted Subsidiary;

(j) customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

(k) any amendment to or Refinancing of the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (b), (d), (e) and (f) above; provided that the provisions relating to such encumbrance or restriction contained in any such agreement, taken as a whole, are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses (b), (d), (e) and (f);

(l) customary restrictions on leases, subleases, licenses, sublicenses or asset sale agreements otherwise permitted hereby;

(m) restrictions imposed on cash or other deposits or net worth imposed by customers or required by insurance, surety or bonding companies, in each case, entered into in the ordinary course of business; and

(n) encumbrances and restrictions applicable only to Restricted Subsidiaries of the Company that are not Domestic Restricted Subsidiaries.

Limitation on preferred stock of domestic restricted subsidiaries.    The Company will not permit any of its Domestic Restricted Subsidiaries that are not Guarantors to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) to own any Preferred Stock of any Domestic Restricted Subsidiary of the Company that is not a Guarantor.

Limitation on liens.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:

1. in the case of Liens securing Subordinated Indebtedness, the notes or any Guarantee, as the case may be, are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

2. in all other cases, the notes or any Guarantee, as the case may be, are equally and ratably secured, except for:

(a) Liens securing borrowings under a Bank Facility in an amount not to exceed the greater of (x) the amount permitted to be incurred pursuant to and in compliance with clause (b)(2) of the covenant “—Limitation on Incurrence of Additional Indebtedness” and (y) such amount that at the time of such granting and after giving pro forma effect to any such Lien and obligations secured thereunder (including the use of proceeds thereof) the Company and its Restricted Subsidiaries shall have a Secured Leverage Ratio less than or equal to 1.5 to 1.0;

(b) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

(c) Liens securing the Company’s and its Restricted Subsidiaries’ Obligations under any hedge facility permitted under the Indenture to be entered into by the Company and its Restricted Subsidiaries;

(d) Liens securing the notes and any Guarantees;

(e) Liens in favor of the Company or a Wholly Owned Restricted Subsidiary of the Company on assets of any Restricted Subsidiary of the Company;

(f) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the applicable Indenture and which has been incurred in accordance with the provisions of the applicable Indenture; provided that such Liens: (i) are no less favorable to the Holders in any material respect and are not more favorable to the lienholders in any material respect with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced as determined by the Board of Directors of the Company in its reasonable and good faith judgment; and (ii) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and

(g) Permitted Liens.

Consolidation, merger and sale of assets.    The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

1. either:

(a) the Company shall be the surviving or continuing corporation; or

(b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”);

(x) shall be an entity organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; provided that in the case where the Surviving Entity is not a corporation, a co-obligor of the notes is a corporation; and

(y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the notes and the performance of every covenant of the notes and the Indenture on the part of the Company to be performed or observed;

2. immediately after giving effect to such transaction and the assumption contemplated by clause 1(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), (A) the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the first paragraph of the “Limitation on Incurrence of Additional Indebtedness” covenant or (B) the applicable Consolidated Fixed Charge Coverage Ratio of the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company) would be no less than the applicable Consolidated Fixed Charge Coverage Ratio of the Company immediately prior to such transaction;

3. immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause 1(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

4. the Company or the Surviving Entity shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, in a single or a series of related transactions, which properties and assets, if held by the Company instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Notwithstanding the foregoing clauses 1, 2 and 3, but subject to the proviso in subclause (x) of clause 1(b), the Company may merge with (a) any of its Wholly Owned Restricted Subsidiaries or (b) an Affiliate that is a Person that has no material assets or liabilities and which was organized solely for the purpose of reorganizing the Company in another jurisdiction.

For the avoidance of doubt, nothing in this covenant shall prevent the Company or any Restricted Subsidiary from consummating the Company Conversion.

The Indentures will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the notes with the same effect as if such surviving entity had been named as such and all financial information and reports required by the Indenture shall be provided by and for such surviving entity.

To the extent that the notes are guaranteed by one or more Guarantors pursuant to the “Subsidiary Guarantees” covenant, such Guarantors will be subject to similar provisions relating to the consolidation, merger or sale of assets of such Guarantors.

Limitations on transactions with affiliates.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an “Affiliate Transaction”), having a value greater than $10.0 million other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $50.0 million shall be approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $50.0 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

(b) The restrictions set forth in this covenant shall not apply to:

1. loans, advances and payments of reasonable fees and compensation paid (whether in cash or the issuance of Capital Stock of the Company) to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company in the ordinary course of business or as determined in good faith by the Company’s Board of Directors or senior management;

2. transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided that such transactions are not otherwise prohibited by the applicable Indenture;

3. any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement, taken as a whole, is not materially more disadvantageous to the Holders than the original agreement as in effect on the Issue Date;

4. any transaction on arm’s-length terms with any non-Affiliate that becomes an Affiliate as a result of such transaction;

5. any employment, consulting and severance arrangements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

6. the issuance and sale of Qualified Capital Stock;

7. Permitted Investments and Restricted Payments permitted by the applicable Indenture; and

8. the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers and employees of the Company and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Company and the Restricted Subsidiaries.

Subsidiary guarantees.    If any existing or future Domestic Restricted Subsidiary shall, after the Issue Date, guarantee any Public Debt Securities, then the Company shall cause such Domestic Restricted Subsidiary to:

1. execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company’s obligations under the applicable series of notes and the applicable Indenture on the terms set forth in the applicable Indenture; and

2. deliver to the Trustee an officers’ certificate and an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary.

Thereafter, such Domestic Restricted Subsidiary shall be a Guarantor for all purposes of the applicable Indenture until such Domestic Restricted Subsidiary is released from its Guarantee as provided in the applicable Indenture.

Conduct of business.    The Company and its Restricted Subsidiaries will not engage in any businesses that are not the same, similar, ancillary, complementary or reasonably related to the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date, except to an extent that so doing would not be material to the Company and its Restricted Subsidiaries, taken as a whole.

Payments for consent.    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports to holders.    Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company must provide the Trustee and, upon request, to any Holder of the notes within fifteen (15) business days after filing, or in the event no such filing is required, within fifteen (15) business days after the end of the time periods specified in those sections with:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the United States Securities and Exchange Commission (the “Commission”) on Forms 10-Q and 10-K if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual financial statements only, a report thereon by the Company’s certified independent accountants, and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports; provided that the foregoing delivery requirements shall be deemed satisfied if the foregoing materials are available on the Commission’s EDGAR system or on the Company’s website within the applicable time period.

In addition, whether or not required by the Commission, the Company will, if the Commission will accept the filing, file a copy of all of the information and reports referred to in clauses (1) and (2) with the Commission for public availability within the time periods specified in the Commission’s rules and regulations. In addition, the Company will make the information and reports available to securities analysts and prospective investors upon request. If the Company had any Unrestricted Subsidiaries during the relevant period, the Company will also provide to the Trustee and, upon request, to any Holder of the notes, information sufficient to ascertain the financial condition and results of operations of the Company and its Restricted Subsidiaries, excluding in all respects the Unrestricted Subsidiaries.

Notwithstanding anything to the contrary herein, the Company will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (3) under “—Events of Default” until 90 days after the date any report hereunder is due to be delivered to the Trustee.

Events of default

The following events are defined in the Indenture as “Events of Default”:

(1) the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days;

(2) the failure to pay the principal on any notes of the applicable series, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) on the date specified for such payment in the applicable offer to purchase;

(3) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 60 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the notes of the applicable series (except in the case of a default with respect to the “Merger, Consolidation and Sale of Assets” covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 30 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been so accelerated (in each case with respect to which the 30-day period described above has passed), equals $100.0 million or more at any time;

(5) one or more judgments in an aggregate amount in excess of $100.0 million shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(6) certain events of bankruptcy affecting the Company or any of its Material Subsidiaries; or

(7) any Guarantee of a Guarantor that is a Material Subsidiary (or group of Guarantors that would constitute a Material Subsidiary) or any material provision thereof ceases to be in full force and effect or any Guarantee of a Guarantor is declared to be null and void and unenforceable or any Guarantee of a Guarantor is found to be invalid or any Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

If an Event of Default (other than an Event of Default specified in clause (6) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding notes of an applicable series may declare the principal of and accrued interest on all the notes of such series to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration,” and the same shall become immediately due and payable.

If an Event of Default specified in clause (6) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding notes of an applicable series shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Indentures will provide that, at any time after a declaration of acceleration with respect to an applicable series of notes as described in the preceding paragraphs, the Holders of a majority in principal amount of such notes may rescind and cancel such declaration and its consequences:

1. if the rescission would not conflict with any judgment or decree;

2. if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

3. to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

4. if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

5. in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officers’ certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Holders of a majority in principal amount of an applicable series of notes may waive any existing Default or Event of Default under the applicable Indenture, and its consequences, except a default in the payment of the principal of or interest on any notes of the applicable series.

Holders of a series of notes may not enforce the applicable Indenture or the applicable series of notes except as provided in the applicable Indenture and under the TIA. Subject to the provisions of the Indentures relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indentures at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the applicable Indenture and applicable law, the Holders of a majority in aggregate principal amount of a then outstanding series of notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

Under the Indentures, the Company is required to provide an officers’ certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

No personal liability of directors, officers, employees and stockholders

No past, present or future director, officer, employee, incorporator, agent, stockholder or Affiliate of the Company, as such, shall have any liability for any obligations of the Company under the notes or under the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. No past, present or future director, officer, employee, incorporator, agent, stockholder or Affiliate of any of the Guarantors, as such, shall have any liability for any obligations of the Guarantors under any Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liabilities. The waiver and release are part of the consideration for the issuance of the notes and any Guarantees. Such waiver may not be effective to waive liabilities under federal securities law, and it is the view of the Commission that such a waiver is against public policy.

Legal defeasance and covenant defeasance

The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding notes of an applicable series (“Legal Defeasance”). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the applicable outstanding notes, except for:

1. the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the applicable notes when such payments are due;

2. the Company’s obligations with respect to the applicable notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

3. the rights, powers, trust, duties and immunities of the Trustee and the Company’s obligations in connection therewith; and

4. the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes of an applicable series. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under “—Events of Default” will no longer constitute an Event of Default with respect to the applicable notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

1. the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. government obligations, rated AAA or better by S&P and Aaa by Moody’s, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the applicable notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

2. in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

(a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the date of the Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

3. in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

4. no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

5. such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or any other material agreement or instrument to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

6. the Company shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

7. the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, which opinion may be subject to customary assumptions and exclusions, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

8. the Company shall have delivered to the Trustee an opinion of counsel to the effect that assuming no intervening bankruptcy of the Company between the date of deposit and the 124th day following the date of deposit and that no Holder is an insider of the Company, after the 124th day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and

9. certain other customary conditions precedent are satisfied.

Notwithstanding the foregoing, the opinion of counsel required by clause 2 above with respect to a Legal Defeasance need not be delivered if all notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date or a redemption date within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Satisfaction and discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes of an applicable series, as expressly provided for in the Indenture) as to all outstanding notes when:

1. either:

(a) all the applicable notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b) all applicable notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the applicable notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the applicable notes to the date of maturity or redemption, as the case may be, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

2. the Company has paid all other sums payable under the Indenture by the Company with respect to the applicable notes; and

3. the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel, which opinion may be subject to customary assumptions and exclusions, stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indentures

Except as provided in the next two succeeding paragraphs, the Company and the Trustee with the consent of the holders of at least a majority in aggregate principal amount of the notes of an applicable series then outstanding (including consents obtained in connection with a tender offer or exchange offer for the notes) may amend the applicable Indenture, the notes or any Guarantees and the holders of at least a majority in aggregate principal amount of the notes of an applicable series outstanding may waive any past default or compliance with any provisions of the Indenture, the notes or any Guarantees.

Without the consent of each holder of an outstanding note of an applicable series, no amendment or waiver may:

1. reduce the amount of notes of an applicable series whose Holders must consent to an amendment;

2. reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes of an applicable series;

3. reduce the principal of or change or have the effect of changing the fixed maturity of any notes of an applicable series, or change the date on which any notes of an applicable series may be subject to redemption or reduce the redemption price therefor, other than prior to the Company’s obligation to purchase notes of an applicable series under provisions relating to the Company’s obligation to make and consummate a Change of Control Offer in the event of a Change of Control or to make and consummate a Net Proceeds Offer with respect to any Asset Sale;

4. make any notes of an applicable series payable in money other than that stated in the notes of an applicable series;

5. make any change in provisions of the applicable Indenture protecting the right of each Holder to receive payment of principal of and interest on such note of an applicable series on or after the due date thereof or to bring suit to enforce such payment (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes of an applicable series and a waiver of the payment default that resulted from such acceleration), or permitting Holders of a majority in principal amount of notes to waive Defaults or Events of Default;

6. after the Company’s obligation to purchase notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto;

7. modify or change any provision of the applicable Indenture or the related definitions affecting the ranking of the notes of an applicable series or any Guarantee in a manner which adversely affects the Holders;

8. release any Guarantor that is a Material Subsidiary from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the applicable Indenture; or

9. modify or change the amendment provisions of the notes of an applicable series or the applicable Indenture.

The Indenture and the notes may be amended by the Company and the Trustee without the consent of any holder of the notes to:

1. cure any ambiguity, defect or inconsistency;

2. provide for the assumption by a Surviving Person of the obligations of the Company under the Indenture;

3. provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

4. add Guarantees with respect to the notes or confirm and evidence the release, termination or discharge of any security or Guarantee when such release, termination or discharge is permitted by the Indenture;

5. secure the notes, add to the covenants of the Company for the benefit of the holders of the notes or surrender any right or power conferred upon the Company;

6. make any change that does not adversely affect the rights of any holder of the notes;

7. comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act;

8. provide for the issuance of Additional Notes in accordance with the Indenture;

9. evidence and provide for the acceptance of appointment by a successor Trustee;

10. conform the text of the Indenture or the notes to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a recitation of a provision of the Indenture or the notes; or

11. make any amendment to the provisions of the Indenture relating to the transfer and legending of the notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the notes; provided that (i) compliance with the Indenture as so amended would not result in the notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer the notes.

The consent of the holders of the notes is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Governing law

The Indentures will provide that it, the notes and any Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The trustee

The Indentures will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.

The Indentures and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Board action

Any action required or permitted to be taken by the Board of Directors of the Company pursuant to the terms of the Indentures may be taken by a duly constituted committee of the Board of Directors of the Company.

Book-entry system and form of notes

The notes will be issued in the form of one or more fully registered global notes without coupons that will be deposited with The Depository Trust Company, New York, New York, which we refer to in this prospectus supplement as DTC, and registered in the name of its nominee, Cede & Co. This means that the Company will not issue certificates to each owner of notes. The global notes will be issued to DTC, which will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a certificated note, a global note may not be transferred, except that DTC, its nominees, and their successors may transfer a global note as a whole to one another.

DTC has provided the following information to us. DTC, the world’s largest securities depositary, is a:

•	limited-purpose trust company organized under the New York Banking Law;

•	“banking organization” within the meaning of the New York Banking Law;

•	member of the U.S. Federal Reserve System;

•	“clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	“clearing agency” registered under the provisions of Section 17A of the Exchange Act.

DTC holds and provides asset servicing for over 3.6 million of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by users of its regulated subsidiaries. Access to DTC’s book-entry system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. DTC has Standard & Poor’s highest rating: AAA. The rules applicable to DTC and its direct and indirect participants are on file with the Commission.

Principal and interest payments on global notes registered in the name of DTC’s nominee will be made in immediately available funds to DTC’s nominee as the registered owner of the global notes. We and the Trustee will treat DTC’s nominee as the owner of the global notes for all other purposes as well. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global notes to owners of beneficial interests in the global notes. DTC’s practice is to credit direct participants’ accounts upon receipt of any payment of principal or interest on the payment date in accordance with their respective holdings of beneficial interests in the global notes as shown on DTC’s records. Payments by direct and indirect participants to owners of beneficial interests in the global notes will be governed by standing instructions and customary practices. These payments will be the responsibility of the direct and indirect participants and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time.

Notes that are represented by a global note, will be exchangeable for certificated notes with the same terms in authorized denominations only if:

•	DTC notifies the Company that it is unwilling or unable to continue as depositary;

•	DTC ceases to be a registered clearing agency and a successor depositary is not appointed by the Company within 120 days;

•	the Company determines not to require all of the notes to be represented by a global note and notifies the Trustee of that decision; or

•	there has occurred and is continuing a Default or an Event of Default, and DTC notifies the Trustee of its desire to exchange the global notes for certificated notes.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Same day settlement and payment

The underwriters will make settlement for the notes in immediately available funds. The Company will make all payments of principal and interest in respect of the notes in immediately available funds. The notes will trade in DTC’s Same-Day Funds Settlement System until maturity or until the notes are issued in certificated form, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds. We expect that secondary trading in certificated securities, if any, will also be settled in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Certain definitions

Set forth below is a summary of certain of the defined terms used in the Indentures. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“2016 Convertible Notes” means the $373,750,000 aggregate principal amount of the Company’s 4.75% Convertible Subordinated Notes due June 15, 2016.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Subsidiaries or that is assumed in connection with the acquisition of assets from such Person, in each case whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Applicable Premium” means, (A) with respect to any 2020 note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of the 2020 note; and

(2) the excess of:

(a) the present value at such Redemption Date of (i) the redemption price of the 2020 note at April 1, 2017 (such redemption price being set forth in the table appearing above under the caption “—Redemption”), plus (ii) all required interest payments due on the 2020 note through April 1, 2017 (excluding accrued but unpaid interest, if any, to, but not including, the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

(b) the principal amount of the 2020 note, if greater.

and (B) with respect to any 2023 note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of the 2023 note; and

(2) the excess of:

(a) the present value at such Redemption Date of (i) the redemption price of the 2023 note at April 1, 2018 (such redemption price being set forth in the table appearing above under the caption “—Redemption”), plus (ii) all required interest payments due on the 2023 note through April 1, 2018 (excluding accrued but unpaid interest, if any, to, but not including, the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

(b) the principal amount of the 2023 note, if greater.

“Asset Acquisition” means (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) that constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company of: (1) any Capital Stock of any Restricted Subsidiary of the Company; or (2) any other property or assets of the Company or any Restricted Subsidiary of the Company (other than Capital Stock or Indebtedness of any Unrestricted Subsidiary) other than in the ordinary course of business; provided that asset sales or other dispositions shall not include: (a) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $10.0 million; (b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under “—Merger, Consolidation and Sale of Assets”; (c) any Restricted Payment permitted by the “Limitation on Restricted Payments” covenant or that constitutes a Permitted Investment; (d) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof; (e) disposals or replacements of obsolete or worn out equipment; (f) the grant of Liens not prohibited by the Indenture; (g) the licensing of intellectual property; (h) dispositions of accounts receivable to local distribution companies under guaranteed receivables agreements entered into in the ordinary course of business; (i) the sale of inventory, receivables and other current assets in the ordinary course of business; (j) Sale and Leaseback Transactions permitted under clause 14 of the definition of “Permitted Indebtedness”; (k) the disposition of cash or Cash Equivalents in the ordinary course of business; and (l) any disposition by a Restricted Subsidiary to the Company or by the Company or its Restricted Subsidiary to a Restricted Subsidiary.

“Attributable Debt” means, in respect of a Sale and Leaseback Transaction, the present value, discounted at the interest rate implicit in the sale and leaseback transaction, of the total obligations of the lessee for rental payments during the remaining term of the lease in the sale and leaseback transaction.

“Bank Facility” means any credit agreement, including the Credit Agreement dated June 28, 2012 among Bank of America, N.A., Equinix, Inc. and the guarantors party thereto, as amended, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including one or more credit agreements, loan agreements or similar agreements or indentures extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, holders, lender or group of lenders.

“Board of Directors” means, as to any Person, the board of directors (or similar governing body) of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Capital Stock” means:

1. with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing; and

2. with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing.

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(a) debt securities denominated in euro, pounds sterling or U.S. dollars to be issued or directly and fully guaranteed or insured by the government of a Participating Member State, the U.K. or the U.S., as applicable, where the debt securities have not more than twelve months to final maturity and are not convertible into any other form of security;

(b) commercial paper denominated in euro, pounds sterling or U.S. dollars maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least P1 from Moody’s and A1 from S&P;

(c) certificates of deposit denominated in euro, pounds sterling or U.S. dollars having not more than twelve months to maturity issued by a bank or financial institution incorporated or having a branch in a Participating Member State in the United Kingdom or the United States, provided that the bank is rated P1 by Moody’s or A1 by S&P;

(d) any cash deposit denominated in euro, pounds sterling or U.S. dollars with any commercial bank or other financial institution, in each case whose long term unsecured, unsubordinated debt rating is at least A3 by Moody’s or A- by S&P;

(e) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any bank or financial institution meeting the qualifications specified in clause (d) above; and

(f) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (a) through (e) above.

“Change of Control” means the occurrence of one or more of the following events:

1. any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture);

2. the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); or

3. any Person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company.

For the avoidance of doubt, the consummation of the Company Conversion shall not constitute a “Change of Control”.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Company Conversion” means the actions taken by the Company and its Subsidiaries in connection with Company’s proposed qualification as a REIT, including without limitation, (y) separating from time to time all or a portion of its United States and international businesses into, as defined by the Code, taxable REIT subsidiaries (“TRS”) and/or qualified REIT subsidiaries (“QRS”) (it being understood that any such TRS and/or QRS shall remain Restricted Subsidiaries and/or Guarantors, as applicable, as prior to the Company Conversion) and (z) amending its charter to impose ownership limitations on the Company’s Capital Stock directly or indirectly by merging into a Wholly Owned Restricted Subsidiary of the Company.

“Consolidated Depreciation, Amortization and Accretion Expense” means with respect to any Person for any period, the total amount of depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and accretion expense, including the amortization of deferred financing fees or costs of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(a) increased (without duplication) by the following, in each case to the extent deducted in determining Consolidated Net Income for such period:

(1) provision for taxes based on income or profits or capital, including, without limitation, federal, state, franchise and similar taxes and foreign withholding taxes (including any levy, impost, deduction, charge, rate, duty, compulsory loan or withholding which is levied or imposed by a governmental agency, and any related interest, penalty, charge, fee or other amount) of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(2) Consolidated Interest Expense of such Person for such period to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(3) Consolidated Depreciation, Amortization and Accretion Expense of such Person for such period to the extent that the same were deducted (and not added back) in computing Consolidated Net Income; plus

(4) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering or the incurrence of Indebtedness permitted to be incurred in accordance with the Indenture (including a refinancing thereof) (whether or not successful), in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(5) any other Non-cash Charges, including any provisions, provision increases, write-offs or write-downs reducing Consolidated Net Income for such period (provided that if any such Non-cash Charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent), and excluding amortization of a prepaid cash item that was paid in a prior period; plus

(6) any costs or expenses incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Equity Interest of the Company (other than Disqualified Capital Stock); plus

(7) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (b) below for any previous period and not added back; plus

(8) any net loss from disposed or discontinued operations; plus

(9) any net unrealized loss (after any offset) resulting in such period from obligations under any Currency Agreements and the application of FASB Accounting Standards Codification (“ASC”) 815; provided that to the extent any such Currency Agreement relates to items included in the preparation of the income statement (as opposed to the balance sheet, as reasonably determined by the Company), the realized loss on a Currency Agreement shall be included to the extent the amount of such hedge gain or loss was excluded in a prior period; plus

(10) any net unrealized loss (after any offset) resulting in such period from (A) currency translation or exchange losses including those (x) related to currency remeasurements of Indebtedness and (y) resulting from hedge agreements for currency exchange risk and (B) changes in the fair value of Indebtedness resulting from changes in interest rates; plus

(11) the amount of any minority interest expense (less the amount of any cash dividends paid in such period to holders of such minority interests); plus

(12) the amount of any costs and expenses associated with the Company Conversion, including, without limitation, planning and advisory costs related to the foregoing; and

(b) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(1) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period;

(2) any net gain from disposed or discontinued operations;

(3) any net unrealized gain (after any offset) resulting in such period from obligations under any Currency Agreements and the application of ASC 815; provided that to the extent any such Currency Agreement relates to items included in the preparation of the income statement (as opposed to the balance sheet, as reasonably determined by the Company), the realized gain on a Currency Agreement shall be included to the extent the amount of such hedge gain or loss was excluded in a prior period; plus

(4) any net unrealized gains (after any offset) resulting in such period from (A) currency translation or exchange gains including those (x) related to currency remeasurements of Indebtedness and (y) resulting from hedge agreements for currency exchange risk and (B) changes in the fair value of Indebtedness resulting from changes in interest rates.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the “Four Quarter Period”) ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

1. the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

2. any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X promulgated under the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

1. interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

2. notwithstanding clause 1 above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap

Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

1. Consolidated Interest Expense; plus

2. the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person and, to the extent permitted under the Indenture, its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock and other than dividends paid by a Restricted Subsidiary of such Person to such Person or to a Wholly Owned Restricted Subsidiary of such Person) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

1. the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation: (a) any amortization of debt discount and the amortization or write-off of deferred financing costs, including commitment fees; (b) the net costs under Interest Swap Obligations; (c) all capitalized interest; (d) non-cash interest expense (other than non-cash interest on any convertible or exchangeable debt issued by the Company that exists by virtue of the bifurcation of the debt and equity components of such convertible or exchangeable notes and the application of ASC 470-20 (or related accounting pronouncement(s))); (e) commissions, discounts and other fees and charges owed with respect to letters of credit and banker’s acceptance financing; (f) dividends with respect to Disqualified Capital Stock; (g) dividends with respect to Preferred Stock of Restricted Subsidiaries of such Person; (h) imputed interest with respect to sale and leaseback transactions; and (i) the interest portion of any deferred payment obligation; plus

2. the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP; less

3. interest income for such period.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (without duplication):

1. any after tax effect of extraordinary, non-recurring or unusual gains or losses (including all fees and expenses relating thereto) or expenses (including relating to the Transaction);

2. any net after tax gains or losses on disposal of disposed, abandoned or discontinued operations;

3. any after tax effect of gains or losses (including all fees and expenses relating thereto) attributable to sale, transfer, license, lease or other disposition of assets or abandonments or the sale, transfer or other disposition of any Equity Interest of any Person other than in the normal course of business;

4. the net income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, except to the extent of cash dividends or distributions paid to the Company or to a Restricted Subsidiary of the Company by such Person;

5. any after tax effect of income (loss) from the early extinguishment of (1) Indebtedness, (2) obligations under any Currency Agreement or (3) other derivative instruments;

6. any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

7. any non-cash compensation charge or expense including any such charge arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights;

8. any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction, amendment or modification of any debt instrument;

9. income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

10. in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor entity prior to such consolidation, merger or transfer of assets;

11. the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by contract, operation of law or otherwise; and

12. acquisition-related costs resulting from the application of ASC 805.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, but without duplication, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under the Indenture (in each case, whether or not non-recurring).

Notwithstanding the foregoing, for the purpose of the covenant “Limitation on Restricted Payments” only (other than clause (z) of the “Limitation on Restricted Payments” covenant), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Investments (other than Permitted Investments) made by Company and its Restricted Subsidiaries, any repurchases and redemptions of Investments (other than Permitted Investments) from the Company and its Restricted Subsidiaries, any repayments of loans and advances which constitute Investments (other than Permitted Investments) by the Company or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (z) of the “Limitation on Restricted Payments” covenant.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or any Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officer’s certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Company, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control or an Asset Sale), matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control or an Asset Sale), in each case, on or prior to the final maturity date of the notes.

“Domestic Restricted Subsidiary” means a Restricted Subsidiary incorporated or otherwise organized under the laws of the United States, any State thereof or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of Common Stock or Preferred Stock of the Company (excluding Disqualified Stock), other than:

(a) public offerings with respect to the Company’s or any direct or indirect parent company’s Common Stock registered on Form S-4 or Form S-8 (or similar forms under non-U.S. law);

(b) issuances to any Subsidiary of the Company;

(c) issuances pursuant to the exercise of options or warrants outstanding on the date hereof;

(d) issuances upon conversion of securities convertible into Common Stock outstanding on the date hereof;

(e) issuances in connection with an acquisition of property in a transaction entered into on an arm’s-length basis; and

(f) issuances pursuant to employee stock plans.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company or any duly appointed officer of the Company or a Restricted Subsidiary, as applicable, acting reasonably and in good faith and, in respect of any asset or property with a fair market value in excess of $50.0 million, shall be determined by the Board of Directors of the Company and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

“Foreign Restricted Subsidiary” means a Restricted Subsidiary that is not incorporated or otherwise organized under the laws of the United States, any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles set forth in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of July 11, 2011.

“Guarantee” means a guarantee of the applicable series of notes by a Guarantor.

“Guarantor” means each of the Company’s Domestic Restricted Subsidiaries that in the future executes a supplemental indenture in which such Domestic Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

“Indebtedness” means with respect to any Person, without duplication:

(1) all Obligations of such Person for borrowed money;

(2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations and all Attributable Debt of such Person;

(4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding (i) trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 120 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP);

(5) all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit (A) securing Obligations (other than Obligations described in (1)-(4) above) entered into the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the fifth business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit) or (B) that are otherwise cash collateralized;

(6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7) all Obligations of any other Person of the type referred to in clauses (1) through (6) that are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

(8) all Obligations under Currency Agreements and Interest Swap Obligations of such Person; and

(9) all Disqualified Capital Stock issued by such Person or Preferred Stock issued by such Person’s non-Domestic Restricted Subsidiaries which are not Guarantors with the amount of Indebtedness represented by such Disqualified Capital Stock or Preferred Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

“Independent Financial Advisor” means a firm: (1) that does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company; and (2) that, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. “Investment” shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be, and, in the case of the Company and its Restricted Subsidiaries, intercompany loans, advances or Indebtedness having a term not exceeding 364 days and made in the ordinary course of business consistent with past practice. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Company or a restricted subsidiary in respect of such Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or equivalent) by Moody’s or BBB- (or equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Issue Date” means March 5, 2013.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Material Subsidiary” means a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X under the Securities Act.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

1. reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

2. taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

3. repayment of Indebtedness (other than Indebtedness under the Bank Facility) that is secured by the property or assets that are the subject of such Asset Sale; and

4. appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends or distributions.

“Non-cash Charges” means, with respect to any Person, (a) losses on asset sales, disposals or abandonments, (b) any impairment charge or asset write-off related to intangible assets, longlived assets, and investments in debt and equity securities pursuant to GAAP, (c) all losses from investments recorded using the equity method, (d) stock-based awards compensation expense, and (e) other non-cash charges (provided that if any non-cash charges referred to in this clause (e) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Pari Passu Indebtedness” means any Indebtedness of the Company or any Guarantor that ranks pari passu in right of payment with the applicable series of notes or any Guarantee of such Guarantor, as applicable.

“Participating Member State” means each state, so described in any European Monetary Union legislation, which was a participating member state on December 31, 2003.

“Permitted Foreign Subsidiary Debt” means up to $350.0 million of Indebtedness at any one time outstanding incurred by one or more of the Company’s Foreign Restricted Subsidiaries, which may be incurred under one or more Bank Facilities.

“Permitted Investments” means:

(1) Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Restricted Subsidiary of the Company and other Investments to the extent constituting intercompany Indebtedness permitted under clause 6 or 7 of the definition of “Permitted Indebtedness”;

(2) Investments in the Company by any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment and held by a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary that is a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under applicable series of notes and the applicable Indenture;

(3) Investments in cash and Cash Equivalents;

(4) loans and advances to employees, directors and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $5.0 million at any one time outstanding;

(5) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company’s or its Restricted Subsidiaries’ businesses and otherwise in compliance with the Indenture;

(6) additional Investments (other than any Investments in any direct or indirect parent company of the Company) not to exceed 10.0% of Total Assets at any one time outstanding;

(7) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

(8) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the “Limitation on Asset Sales” covenant;

(9) Investments resulting from the creation of Liens on the assets of the Company or any of its Restricted Subsidiaries in compliance with the “Limitation on Liens” covenant;

(10) Investments represented by guarantees that are otherwise permitted under the Indenture;

(11) Investments the payment for which is Qualified Capital Stock of the Company;

(12) Investments existing as of the Issue Date, and any extension, modification or renewal of any such Investments, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities), in each case, pursuant to the terms of such Investment as in effect on the Issue Date;

(13) Investments in Permitted Joint Ventures, not to exceed 10.0% of Total Assets at any one time outstanding;

(14) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(15) lease, utility and other similar deposits in the ordinary course of business;

(16) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; and

(17) capped call(s), call spread(s) or bond hedge and warrant transaction(s) entered into by the Company concurrently with the issuance of convertible or exchangeable debt to hedge the Company’s stock price risk with respect to such debt that are deemed necessary or advisable to effect such hedge in the good faith judgment of the Board of Directors of Equinix.

“Permitted Joint Venture” means any Person owned 50% or more by the Company and/or any of its Restricted Subsidiaries if (A) such Person is engaged in a business related to that of the Company or any Restricted Subsidiary and (B) the Company or any of its Restricted Subsidiaries has the right to appoint at least half of the Board of Directors of such Person.

“Permitted Liens” means the following types of Liens:

(1) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security,

including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(5) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(6) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation (other than other property that is subject to a separate lease from such lessor or any of its Affiliates);

(7) Liens securing Purchase Money Indebtedness incurred in the ordinary course of business; provided that (a) such Purchase Money Indebtedness shall not exceed the purchase price or other cost of such property or equipment and shall not be secured by any property or equipment of the Company or any Restricted Subsidiary of the Company other than the property and equipment so acquired or other property that was acquired from such seller or any of its Affiliates with the proceeds of Purchase Money Indebtedness and (b) the Lien securing such Purchase Money Indebtedness shall be created within 360 days of such acquisition;

(8) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(9) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(10) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indentures;

(11) Liens securing Indebtedness under Currency Agreements;

(12) Liens securing Acquired Indebtedness incurred in accordance with the “Limitation on Incurrence of Additional Indebtedness” covenant; provided that

(a) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and

(b) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired

Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

(13) Liens on assets of a Restricted Subsidiary of the Company that is not a Guarantor to secure Indebtedness of such Restricted Subsidiary that is otherwise permitted under the Indentures;

(14) leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries;

(15) banker’s Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

(16) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(17) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

(18) Liens (a) on inventory held by and granted to a local distribution company in the ordinary course of business and (b) in accounts purchased and collected by and granted to a local distribution company that has agreed to make payments to the Company or any of its Restricted Subsidiaries for such amounts in the ordinary course of business;

(19) Liens securing obligations of a Foreign Restricted Subsidiary in an aggregate amount not to exceed $350.0 million at any time outstanding;

(20) Liens securing Indebtedness in respect of Sale and Leaseback Transactions permitted pursuant to clause 14 of the definition of “Permitted Indebtedness”;

(21) Liens securing Indebtedness incurred pursuant to clause 16 of the definition of “Permitted Indebtedness”;

(22) Liens securing Indebtedness in respect of mortgage financings incurred pursuant to clause 10 of the definition of “Permitted Indebtedness”; and

(23) Liens with respect to obligations (including Indebtedness) of the Company or any of its Restricted Subsidiaries otherwise permitted under the Indentures that do not exceed 10.0% of Total Assets at any one time outstanding.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Public Debt Securities” means any debt securities of the Company or any Domestic Restricted Subsidiary that (a) are or become registered with the Commission (whether pursuant to a registration statement under the Securities Act or otherwise pursuant to the Exchange Act) and/or (b) contain or require the Company or such Domestic Restricted Subsidiary to provide financial information substantially consistent with the financial information required by Regulation S-K and S-X promulgated under the Securities Act and Exchange Act.

“Purchase Money Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the notes for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” as such term is defined in Section 3(a)(62) of the Exchange Act selected by the Company as a replacement agency for Moody’s or S&P, as the case may be.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing or successive Refinancings by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the “Limitation on Additional Indebtedness” covenant (other than pursuant to clauses 2, 4, 5, 6, 7, 8, 9, 10, 11, 13, 14, 16 or 18 of the definition of “Permitted Indebtedness”), in each case that does not:

(1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of all accrued interest and any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable fees and expenses incurred by the Company in connection with such Refinancing); or

(2) create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness solely of the Company (and is not otherwise guaranteed by a Restricted Subsidiary of the Company), then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (y) if such Indebtedness being Refinanced is subordinate or junior to the notes or any Guarantee, then such Refinancing Indebtedness shall be subordinate to the notes or such Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced; provided, that the net proceeds of any Refinancing Indebtedness are applied to such Refinancing or successive Refinancing within 90 days of the date on which such Refinancing Indebtedness is incurred.

“REIT” means a “real estate investment trust” as defined and taxed under Sections 856-860 of the Code.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, Inc., or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

“Secured Indebtedness” means any Indebtedness secured by a Lien on any assets of the Company or any of its Restricted Subsidiaries.

“Secured Leverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of consolidated Secured Indebtedness of the Company and its Restricted Subsidiaries as of such date of determination to (y) Consolidated EBITDA for the Company’s four most recent fiscal quarters for which internal financial statements are available preceding such date of determination, in each case with such pro forma adjustments to Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provision set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Subordinated Indebtedness” means Indebtedness of the Company or any Guarantor that is subordinated or junior in right of payment to the notes or any Guarantee of such Guarantor, as the case may be.

“Subsidiary”, with respect to any Person, means:

(1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Total Assets” means, at the time of determination, the total consolidated assets of the Company and its Subsidiaries, as shown on the most recent balance sheet of the Company.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to April 1, 2017 with respect to any 2020 note and April 1, 2018 with respect to any 2023 note and; provided, however, that if the period from the Redemption Date to April 1, 2017 with respect to any 2020 note and April 1, 2018 with respect to any 2023 note is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” of any Person means:

(1) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that:

(1) the Company certifies to the Trustee that such designation complies with the “Limitation on Restricted Payments” covenant; and

(2) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

For purposes of making the determination of whether any such designation of a Subsidiary as an Unrestricted Subsidiary complies with the “Limitation on Restricted Payments” covenant, the portion of the fair market value of the net assets of such Subsidiary of the Company at the time that such Subsidiary is designated as an Unrestricted Subsidiary that is represented by the interest of the Company and its Restricted Subsidiaries in such Subsidiary, in each case as determined in good faith by the Board of Directors of the Company, shall be deemed to be an Investment. Such designation will be permitted only if such Investment would be permitted at such time under the “Limitation on Restricted Payments” covenant.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(1) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant; and

(2) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly Owned Restricted Subsidiary.

Material U.S. federal income tax consequences

The following are the material U.S. federal income tax consequences of ownership and disposition of the notes. This discussion applies only to notes that are:

•

held by those initial holders who purchased such notes in this offering at the “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the applicable series of notes is sold for money; and

•	held as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances, including alternative minimum tax or Medicare contribution tax consequences, or tax consequences applicable to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers in securities;

•	persons holding notes as part of a hedge, “straddle,” integrated transaction or similar transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes; or

•	tax-exempt entities.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding notes and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of the notes.

This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. Persons considering the purchase of notes are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Potential contingent payment debt treatment.    Under certain circumstances, Equinix may pay holders amounts in excess of the stated interest and principal payable on the notes. For instance, Equinix would be required to offer to repurchase notes in the circumstances described under “Description of Notes—Certain Covenants—Limitation on Asset Sales” and “Description of Notes—Change of Control.” Although the issue is not free from doubt, Equinix intends to take the position that the possibility of such payments does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. Equinix’s position is not binding on the Internal Revenue Service (the “IRS”). If the IRS successfully takes a contrary position, U.S. Holders would be required to treat any gain recognized on the sale or other disposition of the notes as ordinary income rather than as capital gain. Furthermore, U.S. Holders would be required to accrue interest income on a constant-yield basis at an assumed yield determined at the time of issuance of the notes, with adjustments to such accruals when any contingent payments are made that differ from the payments calculated based on the assumed yield. U.S. Holders should consult their tax advisors regarding the tax consequences of the notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Payments of interest.    It is expected, and therefore this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes. Accordingly, stated interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for federal income tax purposes. If, however, the notes’ principal amount exceeds the issue price by more than a de minimis amount, as determined under applicable Treasury Regulations, a U.S. Holder will be required to include such excess in income as original issue discount, as it accrues, in accordance with a constant-yield method based on a compounding of interest before the receipt of cash payments attributable to this income.

Sale, exchange, redemption or retirement of the notes.    Upon the sale, exchange, redemption or retirement of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the U.S. Holder’s tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued stated interest. Amounts attributable to accrued stated interest are treated as interest as described under “—Payments of Interest” above. A U.S. Holder’s tax basis in a note generally is the cost paid for the note, increased by any original issue discount accrued by such U.S. Holder.

Gain or loss realized on the sale, exchange, redemption or retirement of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, redemption or retirement the note has been held for more than one year. Long term capital gains recognized by non-corporate U.S. Holders are currently subject to reduced tax rates. The deductibility of capital losses may be subject to limitations.

Backup withholding and information reporting.    Information returns will generally be filed with the IRS in connection with payments on the notes (including accruals of original issued discount, if any) and the proceeds from a sale, exchange, redemption, retirement or other disposition of the notes. A U.S. Holder will be subject to backup withholding on these payments if the U.S.

Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;
•	a foreign corporation; or
•	a foreign estate or trust.

“Non-U.S. Holder” does not include a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition of the notes. Such a holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of the notes.

Potential Contingent Payment Debt Treatment.    As described in more detail above under “Tax Consequences to U.S. Holders—Potential Contingent Payment Debt Treatment,” Equinix intends to take the position that the possibility of making payments in excess of the stated interest and principal payable on the notes under certain circumstances does not result in the notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Payments on the notes.    Subject to the discussion below concerning backup withholding, payments of principal, interest (including original issue discount, if any) and premium (if any) on the notes by Equinix or any paying agent to a Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest (including original issue discount, if any),

•

the Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of Equinix entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to Equinix through stock ownership; and

•	the beneficial owner of the note certifies on a properly executed IRS Form W-8BEN, under penalties of perjury, that it is not a United States person.

If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest (including original issue discount, if any) on the note is effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above), except that the Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from the withholding tax discussed in the preceding paragraph. Holders are urged to consult their own tax advisors regarding whether an applicable income tax treaty provides for a different result and regarding other U.S. tax consequences of the ownership and disposition of notes including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) on its effectively connected earnings and profits attributable to its notes.

Sale, exchange or other disposition of notes.    Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized on a sale or other disposition of notes (other than with respect to amounts attributable to accrued interest (including original issue discount) which will be subject to tax in the manner described above), unless the gain is effectively connected with the conduct of a trade or business of the Non-U.S. Holder in the United States, subject to an applicable income tax treaty providing otherwise.

If a Non-U.S. Holder is engaged in a trade or business in the United States and gain recognized by the Non-U.S. Holder on a sale or other disposition of notes is effectively connected with a conduct of such trade or business, the Non-U.S. Holder will generally be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise. Non-U.S. Holders whose gain from dispositions of notes may be effectively connected with a conduct of a trade or business in the United States are urged to consult their own tax advisors with respect to the U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of an additional branch profits tax imposed at a rate of 30% (or a lower treaty rate).

Backup withholding and information reporting.    Information returns will be filed with the IRS in connection with payments on the notes (including accruals of original issue discount, if any). Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes and the Non-U.S. Holder may be subject to backup withholding on payments on the notes or on the proceeds from a sale or other disposition of the notes. Compliance with the certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Underwriting

Subject to the terms and conditions in the underwriting agreement between us and the underwriters, we have agreed to sell to each underwriter, and each underwriter has agreed to purchase from us, the principal amount of notes set forth opposite that underwriter’s name:

Underwriters	Principal amount of 2020 notes	Principal amount of 2023 notes

J.P. Morgan Securities LLC	$233,750,000	$467,500,000
Barclays Capital Inc.	65,000,000	130,000,000
Citigroup Global Markets Inc.	55,000,000	110,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	37,500,000	75,000,000
Deutsche Bank Securities Inc.	36,250,000	72,500,000
Evercore Group LLC	15,000,000	30,000,000
Goldman, Sachs & Co.	32,500,000	65,000,000
HSBC Securities (USA) Inc.	10,000,000	20,000,000
RBC Capital Markets, LLC	5,000,000	10,000,000
UBS Securities LLC	10,000,000	20,000,000

Total	$500,000,000	$1,000,000,000

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase notes from us, are several and not joint. The underwriting agreement provides that the underwriters have agreed to purchase all of the notes if any of them are purchased.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to 0.375% of the principal amount. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to 0.25% of the principal amount to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discounts and commissions to be paid by us to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by us

Per 2020 note	1.20%
Per 2023 note	1.20%

We estimate that the expenses for this offering payable by us (other than discounts and commissions set forth in the table above) will be approximately $1,689,000.

In the underwriting agreement, we have agreed that:

•

We will not offer or sell any of our debt securities (other than the notes offered pursuant to this prospectus) for a period of 45 days after the date of this prospectus without the prior consent of J.P. Morgan Securities LLC.

•

We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The notes are new issues of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so and they may discontinue any market making at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

You should be aware that the laws and practices of certain countries require investors to pay stamp taxes and other charges in connection with purchases of securities.

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of our securities which are the subject of this prospectus to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of J.P. Morgan Securities LLC for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer of securities to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of notes through any financial intermediary on our behalf, other than offers made by the underwriters with a view to the final placement of the notes as contemplated in this prospectus. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of the notes on behalf of us or the underwriters.

Notice to prospective investors in the United Kingdom

Each underwriter has agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

This prospectus is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus relates is available only to relevant persons and will be engaged in only with relevant persons. Recipients of this prospectus are not permitted to transmit it to any other person. The notes are not being offered to the public in the United Kingdom.

In connection with this offering of the notes, the underwriters may engage in overallotments, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, or the Exchange Act. Overallotment involves sales in excess of the aggregate principal amount of notes offered pursuant to this prospectus, which creates a syndicate short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the market prices of the notes to be higher than they would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Certain of the underwriters and their affiliates have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. Certain affiliates of the underwriters act as lenders and/or agents under our credit facilities. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. Certain of the underwriters may hold positions in our 8.125% Senior Notes due 2018 and may be repaid with a portion of the net proceeds of this offering. Certain of the underwriters or their affiliates are customers of ours and engage in transactions with us or our affiliates in the ordinary course of business. Certain of the underwriters or their affiliates have lending relationships with us. Certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

Legal matters

The legality of the notes offered hereby will be passed upon for us by Davis Polk & Wardwell LLP, Menlo Park, California. Certain legal matters will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.